UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

EchoStar Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

March 20, 2015

DEAR SHAREHOLDER:

It is my pleasure to invite you to attend the 2015 Annual Meeting of Shareholders of EchoStar Corporation.  The Annual Meeting will be held on Thursday, April 30, 2015, at 11:00 a.m., local time, at EchoStar’s headquarters at 100 Inverness Terrace East, Englewood, Colorado 80112.

The enclosed Notice of 2015 Annual Meeting of Shareholders and Proxy Statement describe the proposals to be considered and voted upon at the Annual Meeting.  During the Annual Meeting, we will also review EchoStar’s operations and other items of general interest regarding the corporation.

We hope that all shareholders will be able to attend the Annual Meeting.  Whether or not you plan to attend the Annual Meeting in person, it is important that you be represented.  To ensure that your vote is received and counted, please follow the instructions included with your proxy card to vote online or by mail or telephone.

On behalf of the Board of Directors and senior management, I would like to express our appreciation for your support and interest in EchoStar.  I look forward to seeing you at the Annual Meeting.

CHARLES W. ERGEN

Chairman of the Board of Directors

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF ECHOSTAR CORPORATION:

The Annual Meeting of Shareholders of EchoStar Corporation will be held on April 30, 2015, at 11:00 a.m., local time, at 100 Inverness Terrace East, Englewood, Colorado 80112, for the following purposes:

1.              To elect seven directors to our Board of Directors;

2.              To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

3.              To consider and act upon any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

You may vote on these matters in person or by proxy.  Whether or not you plan to attend the Annual Meeting, we ask that you vote using one of the following methods to ensure that your shares will be represented at the meeting in accordance with your wishes:

•                  Vote online or by telephone, by following the instructions included with your proxy card; or

•                  Vote by mail, by completing and returning the enclosed proxy card in the enclosed addressed stamped envelope.

Only shareholders of record at the close of business on March 2, 2015 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.  This Proxy Statement and proxy card were either made available to you on the Internet or mailed to you beginning on or about March 20, 2015.

By Order of the Board of Directors

DEAN A. MANSON

Executive Vice President, General Counsel and Secretary

March 20, 2015

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be held April 30, 2015:

Our Annual Report, Proxy Statement and Notice of Internet Availability of Proxy Materials
are available at proxyvote.com.

100 Inverness Terrace East • Englewood, Colorado 80112 • Tel: (303) 706-4000 • Fax: (303) 723-1999

PROXY STATEMENT

OF

ECHOSTAR CORPORATION

GENERAL INFORMATION

This Proxy Statement and the accompanying proxy card are being furnished to you in connection with the 2015 Annual Meeting of Shareholders (the “Annual Meeting”) of EchoStar Corporation (“EchoStar,” “we,” “us,” “our” or the “Corporation”).  The purpose of the Annual Meeting is to elect seven directors to our Board of Directors (the “Board” or “Board of Directors”) and to ratify KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.  Your proxy is being solicited by our Board of Directors.  The Board is currently not aware of any other matters proposed to be presented at the Annual Meeting.

Date, Time and Place

The Annual Meeting will be held on April 30, 2015, at 11:00 a.m., local time, at the Corporation’s headquarters, located at 100 Inverness Terrace East, Englewood, Colorado 80112.

Securities Entitled to Vote

This Proxy Statement is being sent or provided on or about March 20, 2015, to holders of record at the close of business on March 2, 2015 (the “Record Date”) of our Class A Common Stock (the “Class A Shares”); Class B Common Stock (the “Class B Shares”) and our Hughes Retail Preferred Tracking Stock (the “Preferred Tracking Shares”).  Only shareholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.

If your shares are registered directly in your name with us or with our transfer agent, Computershare Trust Company, N.A., you are considered the “shareholder of record,” with respect to those shares. Shareholders of record receive this Proxy Statement and the accompanying Annual Report and the proxy card directly from us.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” with respect to those shares. Your broker, bank or other nominee, who is considered the shareholder of record for such shares, should have forwarded the Notice of Internet Availability of Proxy Materials to you. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by completing the voting instruction form.

At the close of business on the Record Date, 44,223,022 Class A Shares, 47,687,039 Class B Shares and 6,290,499 Preferred Tracking Shares were outstanding.  Each of the Class A Shares is entitled to one vote per share on each proposal to be considered by our shareholders.  Each of the Class B Shares is entitled to ten votes per share on each proposal to be considered by our shareholders.  Each of the Preferred Tracking Shares is entitled to one-tenth of one vote per share on each proposal to be considered by our shareholders.

A complete record of the shareholders entitled to vote at the Annual Meeting will be available at our headquarters at 100 Inverness Terrace East, Englewood, Colorado 80112 for inspection by any shareholder for any purpose germane to the Annual Meeting, for a period of ten (10) days prior to the Annual Meeting during normal business hours, and at any time during the Annual Meeting.

Voting of Proxies

To vote online or by telephone, please refer to the instructions included with the accompanying proxy card.  To vote by mail, please complete the proxy card and return it to us as instructed in the proxy card.  Submitting your vote online or by telephone or mail will not affect your right to vote in person, if you choose to do so.  Proxies that are properly delivered to us by 11:59 p.m., Eastern Time, on April 29, 2015 and not revoked before the closing of the polls during the Annual Meeting will be voted for the proposals described in this Proxy Statement in accordance with the instructions set forth in your proxy.  If any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on that matter.  If your shares are held in a stock brokerage account or by a bank or other nominee, please follow the instructions you receive from your broker, bank or other nominee in order to vote your shares.

Your proxy may be revoked by giving written notice of the revocation of your proxy to our Corporate Secretary, Dean A. Manson, at our headquarters at 100 Inverness Terrace East, Englewood, Colorado 80112, at any time prior to the Annual Meeting.  You may also revoke your proxy by submitting a proxy with a later date than your original proxy or by voting in person at the Annual Meeting.  Your presence at the Annual Meeting does not by itself revoke your proxy.

Attendance at the Meeting

All of our shareholders of record at the close of business on the Record Date, or their duly appointed proxies, may attend the Annual Meeting.  Seating is limited, however, and admission to the Annual Meeting will be on a first-come, first-served basis.  Registration and seating will begin at 10:45 a.m., local time, and the Annual Meeting will begin at 11:00 a.m., local time.  Each shareholder may be asked to present a valid government issued photo identification, such as a driver’s license or passport, and proof of his or her share ownership as of the Record Date.  Examples of proof of ownership include a legal proxy or a copy of a brokerage or bank statement reflecting your share ownership as of the Record Date.  The use of cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting.  All shareholders must check in at the registration desk at the Annual Meeting.

Quorum

In accordance with our Articles of Incorporation, as amended (our “Articles of Incorporation”), the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total voting power of all classes of our voting stock taken together shall constitute a quorum for the transaction of business at the Annual Meeting.  Abstentions from voting on a proposal by a shareholder at the Annual Meeting, as well as broker nonvotes, will be considered for purposes of determining the number of total votes present at the Annual Meeting.

Vote Required

Vote Required to Elect Directors (Proposal 1).  The affirmative vote of a plurality of the total votes cast for directors at the Annual Meeting is necessary to elect a director.  No cumulative voting is permitted.  The seven nominees receiving the highest number of votes cast “for” the nominee will be elected.

Vote Required to Ratify the Independent Registered Public Accounting Firm (Proposal 2).  The affirmative vote of a majority of the voting power represented at the Annual Meeting is necessary to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2015.  The total number of votes cast “for” the proposal will be counted for purposes of determining whether sufficient votes have been cast to approve the proposal.

Treatment of Abstentions and Broker Nonvotes.  Abstentions will have the same effect as votes “against” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.  However, abstentions will not be counted as “against” or “for” the election of directors.  Broker nonvotes will not be considered in determining the election of directors.

Householding

We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding” whereby multiple shareholders sharing the same address may receive a single copy of our Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials, unless one or more of these shareholders notifies Broadridge Financial Solutions at the address or telephone number below that they wish to continue receiving individual copies, in which case we will deliver promptly a separate copy of our Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials, as applicable, to each such shareholder.  Shareholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other shareholders with whom you share an address currently receive multiple copies of our Annual Report, Proxy Statement and/or Notice of Internet Availability of Proxy Materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of our Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials for your household, please contact Broadridge Financial Solutions at 51 Mercedes Way, Edgewood, NY 11717 or (800) 542-1061.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees

Our shareholders will elect a Board of seven directors at the Annual Meeting.  Each of the directors is expected to hold office until the next annual meeting of our shareholders or until his respective successor shall be duly elected and qualified.  Each nominee has consented to his nomination and has advised us that he intends to serve if elected.  If at the time of the Annual Meeting one or more of the nominees have become unable to serve: (i) shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees or (ii) the Board of Directors may, in accordance with our bylaws, reduce the size of the Board of Directors or may leave a vacancy until a nominee is identified.

The nominees for director are as follows:

Name	Age	First Became Director	Position with the Corporation
R. Stanton Dodge	47	2009	Director
Michael T. Dugan	66	2007	Director, Chief Executive Officer and President
Charles W. Ergen	62	2007	Chairman
Anthony M. Federico	67	2011	Director
Pradman P. Kaul	68	2011	Director and President, Hughes Communications, Inc.
Tom A. Ortolf	64	2007	Director
C. Michael Schroeder	66	2007	Director

The following sets forth the business experience of each of the nominees over the last five years:

R. Stanton Dodge.  Mr. Dodge has served as a member of our Board of Directors since 2009. Mr. Dodge is currently the Executive Vice President, General Counsel and Secretary of DISH Network Corporation (“DISH Network”) and is responsible for all legal, government affairs and corporate communications of DISH Network and its subsidiaries. From October 2007 to November 2011, Mr. Dodge served as our Executive Vice President, General Counsel and Secretary pursuant to a management services agreement between DISH Network and EchoStar that was entered into in connection with the spin-off of EchoStar from DISH Network on January 1, 2008 (the “Spin-off”). Since joining DISH Network in November 1996, he has held various positions of increasing responsibility at DISH Network. The Board of Directors concluded that Mr. Dodge should continue to serve as a member of the Board of Directors due to, among other things, his knowledge of our industry, particularly in light of his business and legal expertise obtained during his prior service as our General Counsel, his service as DISH Network’s General Counsel and roles of increasing responsibility held at DISH Network during his 18 years of service.

Michael T. Dugan.  Mr. Dugan has served as our Chief Executive Officer and President since November 2009. Mr. Dugan has also served as a member of our Board of Directors since our formation in 2007. Mr. Dugan served as a senior advisor to EchoStar from January 1, 2008 until November 2009. From May 2004 to December 2007, he was a member of the board of directors of DISH Network, and served DISH Network alternately as Chief Technical Officer and senior advisor from time to time. Mr. Dugan served as a member of the board of directors of Frontier Corporation from October 2006 until November 2009. The Board of Directors concluded that Mr. Dugan should continue to serve as a member of the Board of Directors due to, among other things, his knowledge and experience in the telecommunications and related industries from his service over the years as a director or officer with a number of different companies in those industries.

Charles W. Ergen.  Mr. Ergen has served as our executive Chairman since November 2009 and Chairman of the Board of Directors since our formation in 2007. Mr. Ergen served as our Chief Executive Officer from our formation in 2007 until November 2009. Mr. Ergen serves as executive Chairman and has been Chairman of the Board of Directors of DISH Network since its formation and, during the past five years, has held executive officer and director positions with DISH Network and its subsidiaries. Effective March 31, 2015, Mr. Ergen also will begin serving as President and Chief Executive Officer of DISH Network. The Board of Directors concluded that Mr. Ergen should continue to serve as a member of the Board of Directors due to, among other things, his role as DISH Network’s co-founder and as our controlling shareholder and the expertise, leadership and strategic direction that he has contributed to the Corporation since our formation, in addition to his extensive experience in our industry.

Anthony M. Federico.  Mr. Federico has served as a member of our Board of Directors since May 2011, and serves on our Executive Compensation Committee, Nominating Committee, and Audit Committee. The Board of Directors has determined that Mr. Federico meets the independence requirements of NASDAQ and SEC rules and regulations. Until 2012, Mr. Federico served as Vice President, Chief Engineer, and Graphic Communications Executive Liaison of Xerox Corporation (“Xerox”). Mr. Federico joined Xerox in 1968, and held various product and general management positions, as well as numerous engineering, solutions, information management, and process re-engineering positions. Mr. Federico led the internal development of most of Xerox’s major production products over the last 20 years, including DocuPrint, DocuTech, DocuTech HLC, Nuvera, and iGen3. Mr. Federico’s other positions previously held with Xerox included: Vice President/General Manager Production Solutions Businesses, Vice President of Technology for Production Systems, Vice President/General Manager Technology and Document Production Solutions, and Vice President Market-To-Collection and North American Information Management. The Board of Directors concluded that Mr. Federico should continue to serve as a member of the Board of Directors due to, among other things, his technical and managerial experience, acquired, in part, during his tenure with Xerox.

Pradman P. Kaul.  Mr. Kaul has served as President of Hughes Communications, Inc. (“Hughes Communications”) since its formation in February 2006 and as President and CEO of Hughes Network Systems, LLC, a wholly owned subsidiary of Hughes Communications (“HNS” and, together with Hughes Communications, “Hughes”) since 2000. Mr. Kaul has also served as a member of our Board of Directors since August 2011 as well as a member of the board of directors of Hughes Communications from February 2006 until June 2011. Previously, Mr. Kaul also served as the Chief Operating Officer, Executive Vice President and Director of Engineering of HNS. The Board of Directors concluded that Mr. Kaul should continue to serve as a member of the Board of Directors due to, among other things, his technical and managerial experience acquired within the satellite industry, including his experience with Hughes.

Tom A. Ortolf.  Mr. Ortolf has served as a member of our Board of Directors since our formation in 2007, and is a member of our Executive Compensation Committee, Nominating Committee, and Audit Committee, where he serves as our “audit committee financial expert.” The Board of Directors has determined that Mr. Ortolf meets the independence requirements and “audit committee financial expert” requirements of NASDAQ and SEC rules and regulations. Since 2005, Mr. Ortolf has also served as a member of the Board of Directors of DISH Network and as a member of its Executive Compensation Committee, Nominating Committee, and Audit Committee. Mr. Ortolf has been the President of CMC, a privately held investment management firm, for over twenty years. The Board of Directors concluded that Mr. Ortolf should continue to serve as a member of the Board of Directors due to, among other things, his extensive knowledge of EchoStar from his service as a director since 2007 and as a director of DISH Network and his investment and financial experience gained, in part, as President of CMC.

C. Michael Schroeder.  Mr. Schroeder has served as a member of our Board of Directors since our formation in 2007, and serves on our Executive Compensation Committee, Nominating Committee, and Audit Committee. The Board of Directors has determined that Mr. Schroeder meets the independence requirements of NASDAQ and SEC rules and regulations. In 1981, Mr. Schroeder founded Consumer Satellite Systems, Inc. (“CSS”), which he grew to encompass a 10 state distribution system operating in a region ranging from Wisconsin to Florida. CSS served retailers selling satellite systems, televisions and a range of consumer electronics products. Mr. Schroeder also founded a programming division of CSS that grew to serve over 400,000 subscribers. Prior to the Spin-off of EchoStar from DISH Network, Mr. Schroeder served on the Board of Directors of DISH Network and was a member of DISH Network’s Executive Compensation Committee, Nominating Committee, and Audit Committee. The Board of Directors concluded that Mr. Schroeder should continue to serve as a member of the Board of Directors due to, among other things, his knowledge of EchoStar from his service as a director since 2007, as a director of DISH Network prior to the Spin-off, and his operational expertise and satellite systems sales knowledge developed, in part, with CSS.

The Board of Directors unanimously recommends a vote for the election of all of the nominees named herein.

Charles W. Ergen, our Chairman, currently possesses approximately 62.6% of our total voting power.  Please see “Equity Security Ownership and Related Matters” below.  Mr. Ergen has indicated his intention to vote in favor of each of the nominees set forth in Proposal 1.  Accordingly, the election of all of the nominees set forth in Proposal 1 is assured notwithstanding a contrary vote by any or all shareholders other than Mr. Ergen.

Director Compensation and Nonemployee Director Option Plan

Cash Compensation

Our employee directors are not compensated for their services as directors. Each nonemployee director receives an annual retainer of $60,000 which is paid in equal quarterly installments; provided such person is a member of the Board of Directors on the last day of the applicable calendar quarter. Our nonemployee directors also receive $1,000 for each meeting attended in person and $500 for each meeting attended by telephone; provided that if there is more than one meeting of the Board of Directors or its committees on the same day, then the applicable nonemployee director is only entitled to receive compensation for attendance at a single meeting.  Additionally, the chairperson of each committee of the Board of Directors receives a $5,000 annual retainer, which is paid in equal quarterly installments; provided such person is the chairperson of the committee on the last day of the applicable calendar quarter.  Furthermore, our nonemployee directors receive: (i) reimbursement, in full, of reasonable travel expenses related to attendance at all meetings of the Board of Directors and its committees and (ii) reimbursement, in full, of reasonable expenses related to educational activities undertaken in connection with service on the Board of Directors and its committees.

The following table sets forth the cash and noncash compensation for each of our nonemployee directors for the fiscal year ended December 31, 2014.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Anthony M. Federico	69,000	—	69,000
Tom A. Ortolf	69,000	—	69,000
C. Michael Schroeder	69,000	—	69,000

(1)               On January 1, 2015, each of the nonemployee directors was granted an option to acquire 5,000 Class A Shares at an exercise price of $52.50 per share pursuant to the 2008 nonemployee director stock option plan (the “2008 Director Plan”). These options are 100% vested upon issuance.

Incentive Compensation

Nonemployee Director Stock Option Plan

We have adopted a nonemployee director stock option plan, which we refer to as the 2008 Director Plan.  The purpose of the 2008 Director Plan is to advance our interests through the motivation, attraction and retention of highly-qualified nonemployee directors.  Upon election or appointment to our Board of Directors, our new nonemployee directors are granted an option to acquire a number of our Class A Shares determined by the Board of Directors.  We may also grant, in our discretion, nonemployee directors further options to acquire our Class A Shares.  Options granted under our 2008 Director Plan are 100% vested upon issuance and have a term of five years. In recent years, we have made annual grants to each nonemployee director of an option to acquire 5,000 Class A Shares.  As of December 31, 2014, 108,000 shares of our Class A Shares were available for issuance under the 2008 Director Plan.

Our nonemployee directors do not hold any stock awards except those received as a result of the Spin-off and those granted to the nonemployee directors pursuant to the 2008 Director Plan. The following options were granted to our nonemployee directors pursuant to the 2008 Director Plan and were outstanding as of December 31, 2014:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date
Anthony M. Federico	10,000	36.43	6/30/2016
	5,000	26.42	6/30/2017
	5,000	39.11	6/30/2018
Total Options Outstanding at December 31, 2014	20,000

Tom A. Ortolf	10,000	36.43	6/30/2016
	5,000	26.42	6/30/2017
	5,000	39.11	6/30/2018
Total Options Outstanding at December 31, 2014	20,000

C. Michael Schroeder	5,000	19.08	6/30/2015
	10,000	36.43	6/30/2016
	5,000	26.42	6/30/2017
	5,000	39.11	6/30/2018
Total Options Outstanding at December 31, 2014	25,000

CORPORATE GOVERNANCE

Board of Directors Information

Our Board of Directors held four meetings in 2014 and took action by unanimous written consent four times during 2014.  During 2014, each of our directors attended at least 75% of the aggregate of: (i) the total number of meetings of the Board held during the period in which he was a director and from which he was not recused; and (ii) the total number of meetings held by all committees of the Board on which he served.  In addition, our nonemployee directors held four executive sessions in 2014.

Directors are elected annually and serve until their successors are duly elected and qualified or their earlier resignation or removal.  Officers serve at the discretion of the Board.

We are a “controlled company” within the meaning of the NASDAQ Marketplace Rules because more than 50% of our voting power is held by Charles W. Ergen, our Chairman. Mr. Ergen currently beneficially owns equity securities representing approximately 62.6% of the total voting power.  See “Equity Security Ownership and Related Matters” below. Therefore, we are not subject to the NASDAQ listing requirements that would otherwise require us to have: (i) a Board of Directors comprised of a majority of independent directors; (ii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; (iii) a compensation committee charter which provides the compensation committee with the authority and funding to retain compensation consultants and other advisors, and (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.

Committee Information

The Corporation has created an Executive Compensation Committee (the “Compensation Committee”), an Audit Committee and a Nominating Committee, all of which are composed entirely of independent directors.  The function and authority of each of the committees of our Board of Directors are described below.  The charters of our Compensation, Audit and Nominating Committees are available free of charge on our website at http://www.echostar.com.

Compensation Committee.  The Compensation Committee operates under a Compensation Committee Charter adopted by the Board.  The principal functions of the Compensation Committee are, to the extent the Board deems necessary or appropriate, to: (i) make and approve all option grants and other issuances of EchoStar’s equity securities to EchoStar’s executive officers and Board members other than nonemployee directors; (ii) approve all other option grants and issuances of EchoStar’s equity securities, and recommend that the full Board make and approve such grants and issuances; (iii) establish in writing all performance goals for performance-based compensation that, together with other compensation to senior executive officers (other than standard stock incentive plan options that may be paid to EchoStar’s executive officers), could exceed $1 million annually, and certify the achievement of such goals prior to payment; and (iv) set the compensation of our Chairman, Mr. Ergen.

The Compensation Committee held five meetings and took action by unanimous written consent on three occasions during 2014.  The current members of the Compensation Committee are Mr. Ortolf, Mr. Schroeder and Mr. Federico, with Mr. Ortolf serving as Chairman of the Compensation Committee.  The Board has determined that each member of the Compensation Committee meets the independence requirements of NASDAQ and SEC rules and regulations.  A report of the Compensation Committee is set forth below on page 21 of this Proxy Statement.

Audit Committee.  Our Board has established a standing Audit Committee in accordance with NASDAQ rules and Section 10A of the Securities Exchange Act of 1934 (the “Exchange Act”) and related SEC rules and regulations.  The Audit Committee operates under an Audit Committee Charter adopted by the Board.  The principal functions of the Audit Committee are to: (i) select the independent registered public accounting firm and set their compensation; (ii) select the internal auditor; (iii) review and approve management’s plan for engaging our independent registered public accounting firm during the year to perform non-audit services and consider what effect these services will have on the independence of our independent registered public accounting firm; (iv) review our annual financial statements and other financial reports that require approval by the Board; (v) oversee the integrity of our financial statements, our systems of disclosure and internal controls, and our compliance with legal and regulatory requirements; (vi) review the scope of our independent registered public accounting firm’s audit plans and the results of their audits; and (vii) evaluate the performance of our internal audit function and the independent registered public accounting firm.

The Audit Committee held five meetings and took action once by unanimous written consent during 2014.  The current members of the Audit Committee are Mr. Ortolf, Mr. Schroeder and Mr. Federico, with Mr. Schroeder serving as Chairman of the Audit Committee.  The Board has determined that each member of our Audit Committee meets the independence requirements of NASDAQ and SEC rules and regulations.  The Board has also determined that each member of our Audit Committee is financially literate and that Mr. Ortolf qualifies as our “audit committee financial expert” as defined by applicable SEC rules and regulations.  A report of the Audit Committee is set forth below on page 42 of this Proxy Statement.

Nominating Committee.  The Nominating Committee operates under a Nominating Committee Charter adopted by the Board.  The principal function of the Nominating Committee is to recommend independent director nominees for selection by the Board.  The Nominating Committee held one meeting and took action once by written consent during 2014.  The current members of the Nominating Committee are Mr. Ortolf, Mr. Schroeder and Mr. Federico, with Mr. Federico serving as Chairman of the Nominating Committee.  The Board has determined that each member of the Nominating Committee meets the independence requirements of NASDAQ and SEC rules and regulations.

Board Criteria and Board Selection Process

The Nominating Committee considers candidates suggested by its members, other directors, senior management and shareholders, as appropriate.  No search firms or other advisors were retained to identify prospective nominees during the past fiscal year.  In considering whether to recommend a prospective nominee for selection by the Board, the Nominating Committee considers the entirety of the prospective nominee’s credentials, including but not limited to the following diverse factors: (i) their reputation and character; (ii) their ability and willingness to devote sufficient time to Board duties; (iii) their educational background; (iv) their business and professional achievements, experience and industry background; (v) their independence from management under listing standards and the Corporation’s governance guidelines; and (vi) the needs of the Board and the Corporation.  The Nominating Committee does not assign specific weights to any particular criteria and no particular criterion is necessarily applicable to all prospective nominees.  However, the Corporation believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.  The Nominating Committee recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of experience, knowledge and abilities required for the Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations.

The Nominating Committee has not adopted a written policy with respect to the consideration of candidates proposed by shareholders or with respect to nominating anyone to our Board other than nonemployee directors.  A shareholder who wishes to recommend a prospective nominee for the Board should notify the Corporation’s Secretary or any member of the Nominating Committee in writing, in accordance with the process described in “Shareholder Communications” below, with whatever supporting material the shareholder considers appropriate.  It is the practice of the Nominating Committee to consider whether to nominate any person nominated by a shareholder pursuant to the provisions of the Corporation’s bylaws relating to shareholder nominations.

Board Leadership Structure

The Board currently separates the role of Chairman of the Board from the role of Chief Executive Officer with Mr. Charles W. Ergen serving as Chairman and Mr. Michael T. Dugan serving as Chief Executive Officer and President of the Corporation.  Mr. Dugan is responsible for the day-to-day management of the Corporation and Mr. Ergen primarily identifies strategic priorities and leads the discussion and execution of strategy for the Corporation.  We believe this leadership structure is appropriate for the Corporation and in the best interest of its shareholders, among other reasons, because separating the Chairman and Chief Executive Officer roles allows us to efficiently develop and implement corporate strategy that is consistent with the Board’s oversight role, while facilitating strong day-to-day executive leadership.  Among other things, separation of these roles allows our Chief Executive Officer and other members of senior management to focus on our day-to-day business, while at the same time the Board is able to take advantage of the unique blend of leadership, experience and knowledge of our industry and business that Mr. Ergen brings to the role of Chairman in providing guidance to, and oversight of, management.  In light of the separation of the role of Chairman of the Board from the role of Chief Executive Officer and Mr. Ergen’s voting control, we believe that the creation of a lead independent director position is not necessary at this time.

The Board’s Role in Risk Oversight

The Board has ultimate responsibility for oversight of the Corporation’s risk management processes.  The Board discharges this oversight responsibility through regular reports received from and discussions with senior management on areas of material risk exposure to the Corporation.  These reports and Board discussions include, among other things, operational, financial, legal and regulatory, and strategic risks.  Additionally, the Corporation’s risk management processes are intended to identify, manage and control risks so that they are appropriate considering the Corporation’s scope, operations and business objectives.  The Board (or the appropriate committee in the case of risks in areas for which responsibility has been delegated to a particular committee) engages with the appropriate members of senior management to enable its members to understand and provide input to, and oversight of, our risk identification, risk management and risk mitigation strategies.  The Audit Committee also meets regularly in executive session without management present to, among other things, discuss the Corporation’s risk management culture and processes.  For example, as part of its charter, our Audit Committee is responsible for discussing the Corporation’s policies with respect to risk assessment and risk management, and reviewing contingent liabilities and risks that may be material to the Corporation.  When a committee receives a report from a member of management regarding areas of risk, the chairman of the relevant committee is expected to report on the discussion to the Board to the extent necessary or appropriate.  This enables the Board to coordinate risk oversight, particularly with respect to interrelated or cumulative risks that may involve multiple areas for which more than one committee has responsibility.  The Board or applicable committee also has authority to engage external advisors as necessary.

Other Information About Our Board of Directors

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised solely of independent directors. The current Compensation Committee members are Mr. Ortolf, Mr. Schroeder and Mr. Federico. None of these individuals was an officer or employee of EchoStar or DISH Network at any time during the 2014 fiscal year.  During the 2014 fiscal year, no executive officer of EchoStar served on: (i) the compensation committee of another entity, one of whose executive officers served on our Compensation Committee, (ii) the board of directors of another entity, one of whose executive officers served on our Compensation Committee, or (iii) the compensation committee of another entity, one of whose executive officers served on our Board of Directors.

Annual Meeting Attendance

Although we do not have a policy with regard to Board members’ attendance at our annual meetings of shareholders, all of our directors are encouraged to attend such meetings.  All of our directors were in attendance at our 2014 annual meeting. We expect that all of our nominees for election to the Board of Directors will attend our 2015 Annual Meeting.

INFORMATION CONCERNING OUR EXECUTIVE OFFICERS

The table and information below sets forth the name, age and position with the Corporation of each of our executive officers, the period during which each executive officer has served as such, and each executive officer’s business experience during at least the past five years.  Information concerning Charles W. Ergen, Chairman; Michael T. Dugan, Chief Executive Officer, President and Director; and Pradman P. Kaul, President Hughes Communications, Inc. and Director, is set forth above under “Proposal 1 — Election of Directors.”

Name	Age	Position
Mark W. Jackson	54	President, EchoStar Technologies L.L.C
Anders N. Johnson	57	President, EchoStar Satellite Services L.L.C.
Kenneth G. Carroll	59	Executive Vice President, Corporate and Business Development
Sandra L. Kerentoff	61	Executive Vice President, Global Human Resources
Kranti K. Kilaru	50	Executive Vice President, Business Systems, IT and Operations
Dean A. Manson	48	Executive Vice President, General Counsel and Secretary
David J. Rayner	57	Executive Vice President, Chief Financial Officer and Treasurer

Mark W. Jackson.  Mr. Jackson has served as President of EchoStar Technologies L.L.C. since 2004 and oversees all day to day operations of our EchoStar Technologies segment.  Mr. Jackson served as President of EchoStar Technologies Corporation from June 2004 through December 2007.

Anders N. Johnson.  Mr. Johnson has served as President of EchoStar Satellite Services L.L.C. since June 2011.  Mr. Johnson was most recently at SES World Skies where he served as Senior Vice President of Strategic Satellite Development.  Mr. Johnson joined SES GLOBAL after the combination of GE Americom and SES GLOBAL in 2001.  Prior to SES GLOBAL, Mr. Johnson worked at GE Capital beginning in 1985 in a variety of executive level roles in Satellite Services, Aviation Services, and Transportation & Industrial Financing.

Kenneth G. Carroll.  Mr. Carroll has served as our Executive Vice President, Corporate and Business Development since December 2012.  Mr. Carroll served as our Executive Vice President and Chief Financial Officer from November 2011 to November 2012.  Mr. Carroll, a 20-year veteran in the satellite TV and satellite broadband industry, served as Chief Operating Officer of EchoStar Satellite Services from August 2010 to June 2011, and as Executive Vice President, Business Development and International, of EchoStar Corporation from June 2011 to November 2011.  Prior to joining EchoStar, from 2003 to 2010, Mr. Carroll served as President and Chief Operating Officer of WildBlue Communications, Inc., a nationwide satellite broadband company.  In addition, Mr. Carroll previously served as Chief Financial Officer for Liberty Satellite & Technology and DTH satellite TV provider, PrimeStar.

Sandra L. Kerentoff.  Ms. Kerentoff has served as our Executive Vice President, Global Human Resources since February 2012, following her appointment as head of Global Human Resources in October 2011. Ms. Kerentoff also has served as Senior Vice President, Administration and Human Resources of HNS since April 2000. Ms. Kerentoff joined HNS in 1977 and, from 1977 to 2000, held various positions of increasing responsibility.

Kranti K. Kilaru.  Mr. Kilaru has served as our Executive Vice President, Business Systems, IT, and Operations since July 2013.  Mr. Kilaru served as Senior Vice President of our systems engineering group from April 2005 to July 2013 and was responsible for all broadcast centers, systems engineering, and global information technology infrastructure and operations.  Mr. Kilaru joined EchoStar Technologies L.L.C. in 1989 and, from 1989 to 2005, held various positions of increasing responsibility.

Dean A. Manson.  Mr. Manson has served as our Executive Vice President, General Counsel and Secretary since November 2011, and is responsible for all legal and government affairs of EchoStar and its subsidiaries. Mr. Manson joined HNS in 2000 from the law firm of Milbank, Tweed, Hadley & McCloy, where he focused on international project finance and corporate transactions, and was appointed General Counsel of Hughes in 2004.

David J. Rayner.  Mr. Rayner has served as our Executive Vice President, Chief Financial Officer, and Treasurer since December 2012.  From November 2011 to November 2012, Mr. Rayner served as Chief Financial Officer of Tendril Networks, Inc., a Boulder, Colorado software company.  Mr. Rayner served as our Chief Financial Officer from June 2010 to November 2011 and served as our Chief Administrative Officer from January 2008 to June 2010.  Prior to that, Mr. Rayner served as Executive Vice President of Installation and Service Networks of DISH Network and had previously held the position of Chief Financial Officer of DISH Network from December 2004 to September 2006.  Before joining DISH Network in December 2004, Mr. Rayner served as Senior Vice President and Chief Financial Officer of Time Warner Telecom in Denver, beginning in June 1998.

EQUITY SECURITY OWNERSHIP AND RELATED MATTERS

Equity Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, to the best of our knowledge, the beneficial ownership of our voting securities as of the close of business on the Record Date by: (i) each person known by us to be the beneficial owner of more than five percent of any class of our voting securities; (ii) each of our directors; (iii) our Chief Executive Officer, Chief Financial Officer and next three most highly compensated executive officers in 2014 (collectively, the “Named Executive Officers” or “NEOs”); and (iv) all of our directors and executive officers as a group.  Unless otherwise indicated, each person listed in the following table (alone or with family members) has sole voting and dispositive power over the shares listed opposite such person’s name.

Name (1)	Amount and Nature of Beneficial Ownership	Percentage of Class
Class A Common Stock:
Charles W. Ergen (2)	34,142,153	43.7%
Putnam Investment, LLC (3)	11,390,215	25.8%
William R. Gouger (4)	15,191,559	25.6%
Vanguard Group, Inc. (5)	2,643,966	6.0%
Michael T. Dugan (6)	710,893	1.6%
David J. Rayner (7)	47,848	*
Tom A. Ortolf (8)	37,000	*
Anthony M. Federico (9)	25,146	*
Dean A. Manson (10)	16,172	*
C. Michael Schroeder (11)	13,020	*
Mark W. Jackson (12)	3,500	*
R. Stanton Dodge (13)	511	*
Pradman P. Kaul (14)	341	*
All Directors and Executive Officers as a Group (14 persons) (15)	35,307,273	46.3%
Class B Common Stock:
Charles W. Ergen (2)	32,498,594	68.1%
Trusts (16)	15,188,445	31.9%
All Directors and Executive Officers as a Group (14 persons) (15)	32,498,594	68.1%
Hughes Retail Preferred Tracking Stock:
DISH Network L.L.C. (17)	6,290,499	100%

*                                         Less than 1%.

(1)              Except as otherwise noted below, the address of each such person is 100 Inverness Terrace East, Englewood, Colorado 80112.  As of the close of business on the Record Date, there were 44,223,022 Class A Shares outstanding; 47,687,039 Class B Shares outstanding; and 6,290,499 Preferred Tracking Shares outstanding.  Class B Shares are convertible into Class A Shares on a one-for-one basis at any time.

(2)               Mr. Ergen’s beneficial ownership includes: (i) 203,262 Class A Shares held directly by Mr. Ergen; (ii) 3,705 Class A Shares held by Mr. Ergen in the DISH Network 401(k) Employee Savings Plan (the “DISH 401(k) Plan”); (iii) 1,420,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date; (iv) 47 Class A Shares held by Mrs. Ergen; (v) 201 Class A Shares held by Mrs. Ergen in the DISH 401(k) Plan; (vi) 5,472 Class A Shares held by Mr. Ergen as custodian for one of Mr. Ergen’s children; (vii) 5,472 Class A Shares held by one of Mr. Ergen’s children; (viii) 5,400 Class A Shares held by a charitable foundation for which Mr. Ergen is an officer; and (ix) 32,498,594 Class A Shares issuable upon conversion of Mr. Ergen’s Class B Shares.  Because each Class B Share is entitled to 10 votes per share, Mr. Ergen beneficially owns equity securities of the Corporation representing approximately 62.6% of the voting power of the Corporation (assuming no conversion of the Class B Shares and after giving effect to the exercise of Mr. Ergen’s options that are either currently exercisable or may become exercisable within 60 days of the Record Date).

Mr. Ergen’s beneficial ownership of Class A Shares excludes 15,190,081 Class A Shares, including 15,188,445 Class A Shares issuable upon conversion of Class B Shares, held by certain grantor retained annuity trusts (“GRATs”) and other trusts established by Mr. Ergen for the benefit of his family, including: (A) 1,456,698 Class A Shares issuable upon conversion of Class B Shares currently held by the Ergen Five-Year GRAT dated November 30, 2010; (B) 10,000,000 Class A Shares issuable upon conversion of Class B Shares currently held by the Ergen Three-Year 2014 SATS GRAT dated May 30, 2014; and (C) 3,733,383 Class A Shares, including 3,731,747  Class A Shares issuable upon conversion of Class B Shares, which are held by certain trusts established by Mr. Ergen for the benefit of his family.

(3)               The address of Putnam Investments, LLC (d/b/a Putnam Investments) is One Post Office Square, Boston, Massachusetts 02109.  Of the Class A Shares beneficially owned, Putnam Investments has sole voting power as to 25,589 Class A Shares beneficially owned by it and sole dispositive power as to 11,390,215 Class A Shares beneficially owned by it.  The foregoing information is based solely upon a Schedule 13G/A filed by Putnam Investments with the SEC on February 17, 2015.

(4)               The address of Mr. William R. Gouger is 5701 S. Santa Fe Drive, Littleton, Colorado 80123.  Mr. Gouger’s beneficial ownership includes: (i) 28 Class A Shares owned directly by Mr. Gouger; (ii) 1,450 Class A Shares held by Mr. Gouger in the DISH 401(k) Plan; (iii) 3,731,747 Class B Shares and 1,636 Class A Shares beneficially owned by Mr. Gouger solely by virtue of his position as trustee of certain trusts established by Mr. Ergen for the benefit of Mr. Ergen’s family; (iv) 1,456,698 Class B Shares beneficially owned by Mr. Gouger solely by virtue of his position as trustee of the Ergen Five-Year GRAT dated November 30, 2010; and (v) 10,000,000 Class B Shares beneficially owned by Mr. Gouger solely by virtue of his position as trustee of the Ergen Three-Year 2014 SATS GRAT dated May 30, 2014.  These GRATs and other trusts beneficially own approximately 15.5% of our total equity securities (including all Class A Shares, Class B Shares and Preferred Tracking Shares) and possess approximately 29.1% of our total voting power.

(5)               The address of Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.  Of the Class A Shares beneficially owned, Vanguard Group, Inc. has sole voting power as to 28,597 Class A Shares beneficially owned by it and sole dispositive power as to 2,618,869 Class A Shares beneficially owned by it.  The foregoing information is based solely upon a Schedule 13G/A filed by Vanguard Group, Inc. with the SEC on February 11, 2015.

(6)               Mr. Dugan’s beneficial ownership includes: (i) 206 Class A Shares held directly by Mr. Dugan; (ii) 1,373 Class A Shares held by Mr. Dugan in the Corporation’s 401(k) Employee Savings Plan (the “401(k) Plan”); and (iii) 709,314 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(7)               Mr. Rayner’s beneficial ownership includes: (i) 7,219 Class A Shares held directly by Mr. Rayner; (ii) 629 Class A Shares held by Mr. Rayner in the 401(k) Plan; and (iii) 40,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(8)              Mr. Ortolf’s beneficial ownership includes: (i) 12,000 Class A Shares that are held by a partnership of which Mr. Ortolf is a partner and that are held as collateral for a margin account; and (ii) 25,000 Class A Shares subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(9)               Mr. Federico’s beneficial ownership includes: (i) 146 Class A Shares held directly by Mr. Federico; and (ii) 25,000 Class A Shares subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(10)        Mr. Manson’s beneficial ownership includes: (i) 1,071 Class A Shares held directly by Mr. Manson; (ii) 101 Class A Shares held by Mr. Manson in the 401(k) Plan; and (iii) 15,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(11)        Mr. Schroeder’s beneficial ownership includes: (i) 3,020 Class A Shares held by a trust for which Mr. Schroeder is the trustee; and (ii) 10,000 Class A Shares subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(12)        Mr. Jackson’s beneficial ownership includes: (i) 143 Class A Shares held directly by Mr. Jackson; and (ii) 3,357 Class A Shares held by Mr. Jackson in the 401(k) Plan.

(13)        Mr. Dodge’s beneficial ownership includes: (i) 83 Class A Shares held directly by Mr. Dodge; and (ii) 428 Class A Shares held by Mr. Dodge in the DISH 401(k) Plan.

(14)        Mr. Kaul’s beneficial ownership includes: (i) 240 Class A Shares held directly by Mr. Kaul; and (ii) 101 Class A Shares held by Mr. Kaul in the 401(k) Plan.

(15)        Includes: (i) 217,852 Class A Shares; (ii) 11,802 Class A Shares held in the 401(k) Plan; (iii) 2,547,614 Class A Shares subject to employee and nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date; (iv) 12,000 Class A Shares held in a partnership; (v) 32,498,594 Class A Shares issuable upon conversion of Class B Shares; (vi) 5,472 Class A Shares held in the name of, or in trust for, children and other family members; (vii) 5,400 Class A Shares held by a charitable foundation; (viii) 5,519 Class A Shares held by a spouse or child; and (ix) 3,020 Class A Shares held in trust.

(16)        Held by certain trusts established by Mr. Ergen for the benefit of Mr. Ergen’s family of which Mr. Gouger is trustee.

(17)        The address of DISH Network L.L.C. is 9601 South Meridian Blvd., Englewood, Colorado 80112.  Each Preferred Tracking Share is entitled to one-tenth (1/10th) of one vote.  Based on Mr. Ergen’s beneficial ownership of approximately 81.9% of the voting power of DISH Network Corporation (based solely upon the Form 10-K filed by DISH Network Corporation with the SEC on February 23, 2015), Mr. Ergen is deemed to be the indirect beneficial owner of the Preferred Tracking Shares to the extent of his pecuniary interest therein.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file reports with the SEC regarding their ownership and changes in ownership of our equity securities. We believe that during 2014, our directors, executive officers and 10% shareholders complied with all Section 16(a) filing requirements, with the exception of the inadvertent late filing of (i) one Form 4 by Mr. Kranti Kilaru, which related to the exercise of a stock option and subsequent sale of the underlying Class A Shares and (ii) one Form 4 by Mr. Charles W. Ergen, which related to his acquisition of an indirect beneficial ownership interest in the Preferred Tracking Shares.  In making these statements, we have relied upon examination of copies of Forms 3, 4 and 5 provided to us and the written representations of our directors and officers.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) addresses our compensation objectives and policies for our NEOs, the elements of NEO compensation and the application of those objectives and policies to each element of compensation for our NEOs for fiscal year 2014.

Our NEOs in 2014 were Mr. Michael T. Dugan, Mr. Mark W. Jackson, Mr. Pradman P. Kaul, Mr. Dean A. Manson and Mr. David J. Rayner.  All of our NEOs were employed and solely compensated by EchoStar during 2014.  With the exception of Mr. Kaul, who entered into an agreement regarding his employment with Hughes prior to our acquisition of all of the outstanding equity of Hughes Communications, Inc. in 2011 (the “Hughes Acquisition”), none of our NEOs have entered into an employment agreement with us.

Overall Executive Compensation Program Objectives and Policies

Compensation Philosophy

Our executive compensation program was guided by the following key principles in 2014:

•                  attraction, retention and motivation of executive officers over the long-term;

•                  recognition of individual performance;

•                  recognition of the achievement of company-wide performance goals, if any; and

•                  creation of shareholder value by aligning the interests of management and shareholders through equity incentives.

General Compensation Levels

The total direct compensation opportunities, both base salaries and long-term incentives, offered to our NEOs have been designed to ensure that they are competitive with market compensation levels, support our executive recruitment and retention objectives, reward individual and company-wide performance and contribute to our long-term success by aligning the interests of our executive officers and shareholders.

Mr. Ergen recommended to the Board of Directors, but the Board of Directors ultimately approved, the base compensation of the NEOs.  The Compensation Committee makes and approves grants of options and other equity-based compensation to the NEOs.

In determining the amount of each NEO’s overall compensation, the Board of Directors reviews the information described in “Compilation of Certain Peer Group Data” below, the executive’s performance (after reviewing Mr. Ergen’s recommendations with respect to the NEOs), the executive’s success in achieving individual and company-wide goals, whether the performance goals of any short-term or long-term incentive plans were met and the payouts that would become payable upon achievement of those performance goals, equity awards previously granted to the executive, and equity awards that would normally be granted upon a promotion in accordance with our policies for promotions.  The Board of Directors has also considered the extent to which individual efforts of each of the NEOs resulted in tangible increases in corporate, division or department success when setting base cash salaries and any short-term incentive compensation.  This approach to general compensation levels is not formulaic and the weight given to any particular factor in determining a particular NEO’s compensation depends on the subjective consideration of all factors described above in the aggregate.

With respect to equity incentive compensation, we attempt to ensure that each of the NEOs has appropriate incentives tied to the performance of our Class A Shares.  Therefore, we may grant more options to one particular NEO in a given year if a substantial portion of the NEO’s equity incentives are vested and the underlying stock is capable of being sold.  In addition, if an NEO recently received a substantial amount of equity incentives, we may not grant any equity incentives to that particular NEO.

Compilation of Certain Peer Group Data

In connection with the approval process for our 2014 executive officer compensation, the Board of Directors and Compensation Committee had management prepare a compilation of the compensation components for the NEOs of companies similar in size and/or industry to EchoStar, as disclosed in their respective publicly-filed proxy statements (the “Peer Group Data”).  The surveyed companies included, among other companies: Loral Space & Communications, Inc., Cisco Systems, Inc., and ViaSat Communications, Inc.  The Peer Group Data, along with other information obtained by members of the Compensation Committee and the Board of Directors from media reports or other generally available sources related to executive compensation is used solely as a subjective frame of reference, rather than for benchmarking compensation for the NEOs.  The Compensation Committee and Board of Directors do not utilize a formulaic or standard, formalized benchmarking level or element in setting our executive compensation relative to that of other companies.  Generally, our overall executive compensation lags behind competitors in the areas of short-term incentives and severance packages, and may be competitive over time in equity compensation. If our stock performance substantially outperforms similar companies, our executive compensation could exceed other companies.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code places a limit on the tax deductibility of compensation in excess of $1.0 million paid to certain “covered employees” of a publicly held corporation (generally, the corporation’s chief executive officer and its next three most highly compensated executive officers (other than the chief financial officer) in the year that the compensation is paid).  This limitation applies only to compensation that is not considered performance-based under the Section 162(m) rules.  We generally structure our compensation programs, where feasible, to minimize or eliminate the impact of the limitations of Section 162(m) of the Internal Revenue Code when we believe such payments are appropriate, after taking into consideration changing business conditions or the officer’s performance.  However, nondeductible compensation in excess of this limitation may be paid.

Use of Compensation Consultants

No compensation consultants were retained by the Corporation, the Board of Directors or the Compensation Committee to evaluate or recommend the setting of executive compensation during the past fiscal year.

Implementation of Executive Compensation Program Objectives and Policies

Elements of Executive Compensation

The primary components of our executive compensation program may include:

•                  base salary;

•                  long-term equity incentive compensation in the form of stock options and/or restricted stock units offered under EchoStar’s stock incentive plan;

•                  short-term incentive compensation;

•                  401(k) plan; and

•                  other compensation, including perquisites and personal benefits and post-termination compensation.

Our executive compensation program may also include long and short-term incentive compensation in the form of conditional and/or performance-based cash incentive compensation and discretionary bonuses.  These elements combine to promote the objectives and policies described above.  Base salary, 401(k) benefits and other benefits and perquisites provided generally to employees provide a minimum level of compensation for our NEOs.  Long-term equity-incentive compensation aligns NEO compensation directly with the creation of long-term shareholder value and promotes retention.  Short-term incentives reward individual performance and achievement of annual goals important to the Corporation.

We have not required that a certain percentage of an executive’s compensation be provided in one form versus another.  However, the goal of the Compensation Committee and the Board of Directors is to award compensation that is reasonable in relation to our compensation program and objectives when all elements of potential compensation are considered.  Generally, for the reasons discussed in “Long-Term Equity Incentive Compensation,” we have weighted overall compensation towards equity components as opposed to base salaries.  Each element of our historical executive compensation and the rationale for each element are described below.

Base Salary

We have traditionally included salary in our executive compensation package under the belief that it is appropriate that some portion of the compensation paid to our executives be provided in a form that is fixed and liquid occurring over regular intervals.  The Board of Directors has traditionally been free to set base salary at any level deemed appropriate, with the Compensation Committee setting the base salary of the Chairman. The Compensation Committee and the Board of Directors typically review base salaries once annually.  Any increases or decreases in base salary on a year-over-year basis have usually been dependent on a combination of the following factors:

•                  EchoStar’s overall financial and business performance;

•                  the performance of the NEO’s business unit, if applicable;

•                  the NEO’s individual contributions to EchoStar; and

•                  the rate of standard annual merit increase for employees who are performing at a satisfactory level.

Long-Term Equity Incentive Compensation

We have operated under the belief that our executive officers will be better able to contribute to our long-term success and help build incremental shareholder value if they have a stake in our future success and value.  We believe this stake focuses the executive officers’ attention on managing as owners with equity positions and aligns their interests with the long-term interests of our shareholders.  Equity awards therefore have generally represented an important component of our compensation program for our NEOs.  We have attempted to create general incentives with standard stock option grants and conditional incentives through conditional awards that may include payouts in cash or equity.  In addition, we generally seek to ensure that each NEO has appropriate incentives tied to the performance of our Class A Shares.  Therefore, we may grant more options to one particular NEO in a given year if a substantial portion of the NEO’s equity incentives are vested and the underlying stock is capable of being sold.  In addition, if an NEO recently received a substantial amount of equity incentives, we may not grant any equity incentives to that particular NEO.

In granting equity incentive compensation, the Compensation Committee also takes into account whether an NEO has recently been promoted in determining whether to grant equity awards to that individual.  Finally, from time to time, the Compensation Committee may grant one-time equity awards based on a number of subjective criteria, including an NEO’s position and role in our success and whether an NEO made any exceptional contributions to our success.

To aid in our retention of employees, options granted under our stock incentive plans, including options granted to our NEOs, generally vest at the rate of 20% per year and have exercise prices not less than the fair market value of our Class A Shares on the date of grant or the last trading day prior to the date of grant (if the date of grant is not a trading day).  Our standard form of option agreement given to executive officers has included acceleration of vesting upon a change in control for those executive officers that are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.

Stock Incentive Plan.  We have adopted an employee stock incentive plan, which we refer to as the 2008 Stock Incentive Plan. The purpose of the 2008 Stock Incentive Plan is to provide incentives to attract and retain executive officers and other key employees.  The 2008 Stock Incentive Plan is administered by our Compensation Committee and the Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding awards and to re-price awards.  Awards available to be granted under the 2008 Stock Incentive Plan include: (i) stock options; (ii) stock appreciation rights; (iii) restricted stock and restricted stock units; (iv) performance awards; (v) dividend equivalents; and (vi) other stock-based awards.  We generally grant equity awards on the first day of each calendar quarter following the quarter in which the award was approved and have set exercise prices at not less than the fair market value of our Class A Shares on the date of grant or the last trading day prior to the date of grant (if the grant date is not a trading day).  The exercise prices of these options range from less than $1.00 to

$52.50 per Class A Share.  As of December 31, 2014, there were (i) outstanding options to purchase 6,604,614 Class A Shares; (ii) 96,768 outstanding restricted stock units; and (iii) 4,454,755 of our Class A Shares available for issuance under the 2008 Stock Incentive Plan.  These awards generally vest at the rate of 20% per year commencing one year from the date of grant.

Class B Chairman Stock Option Plan.  We have adopted a Class B Chairman stock option plan, which we refer to as the 2008 Class B Chairman Stock Option Plan. The purpose of the 2008 Class B Chairman Stock Option Plan is to promote the interests of the Corporation by aiding in the retention of Mr. Ergen, who our Board of Directors believes is crucial to assuring our future success, to offer Mr. Ergen incentives to put forth maximum efforts for our future success and to afford Mr. Ergen an opportunity to acquire additional proprietary interests in the Corporation.  Mr. Ergen abstained from our Board of Directors’ vote regarding the adoption of the 2008 Class B Chairman Stock Option Plan.  Awards available to be granted under the 2008 Class B Chairman Stock Option Plan include nonqualified stock options and dividend equivalent rights with respect to our Class B Shares.  Up to 4 million shares of our Class B Shares are available for awards under the 2008 Class B Chairman Stock Option Plan.  Only Mr. Ergen is eligible to participate in the 2008 Class B Chairman Stock Option Plan.  No awards have been granted under the 2008 Class B Chairman Stock Option Plan.

Employee Stock Purchase Plan.  We have adopted an employee stock purchase plan, which we refer to as the ESPP.  The purpose of the ESPP is to provide our eligible employees with an opportunity to acquire a proprietary interest in the Corporation through the purchase of our Class A Shares.  All full-time employees who are employed by EchoStar for at least one calendar quarter are eligible to participate in the ESPP.  Employee stock purchases are made through payroll deductions.  Under the terms of the ESPP, employees are not permitted to deduct an amount that would permit such employee to purchase our capital stock under our ESPP in an amount that exceeds $25,000 in fair market value of capital stock in any one year.  The ESPP is intended to qualify under Section 423 of the Internal Revenue Code and thereby provide participating employees with an opportunity to receive certain favorable income tax consequences as to stock purchase rights under the ESPP.

Short-Term Incentive Compensation

For 2014, the Board of Directors and the Compensation Committee elected not to implement a short-term incentive program.  In the future, the Board of Directors and the Compensation Committee may elect to award short-term incentive compensation that reflects appropriate performance goals for our business.  However, Hughes has in place an annual incentive plan that was established prior to the Hughes Acquisition (the “Hughes Annual Incentive Plan”).  Pursuant to the Hughes Annual Incentive Plan, certain of our officers are eligible to receive short-term incentive payments.

401(k) Plan

We have adopted a defined-contribution tax-qualified 401(k) plan for all EchoStar employees, including our executives, to encourage our employees to save some percentage of their cash compensation for retirement.  Our executives participate in the 401(k) plan on the same terms as our other employees.  Under the plan, new employees become immediately eligible for participation in the 401(k) plan upon the commencement of their employment.  Participants in the 401(k) plan are able to contribute up to 75% of their compensation in each contribution period, subject to the maximum deductible limit provided by the Internal Revenue Code.  We also make a matching employer contribution of 50% of the participant’s contributions of up to 6% of such participant’s eligible compensation, up to a maximum of $7,500 per participant per calendar year.  In addition, we may make an annual discretionary profit sharing contribution to the 401(k) plan with the approval of the Compensation Committee and the Board of Directors. Participants in the 401(k) plan are immediately vested in their voluntary contributions and earnings on voluntary contributions.  Our employer contributions to 401(k) plan participants’ accounts vest 20% per year commencing one year from the participants’ first day of employment, and in the case of certain legacy Hughes employees, 100% on the third anniversary of such participants’ first day of employment.  After five years of employment (three years for certain legacy Hughes employees), participants are fully vested in all past and subsequent 401(k) plan contributions by the Corporation.

Excess Benefit Plan.  We have adopted a non-qualified Excess Benefit Plan for the benefit of a select group of officers and highly compensated employees of the Corporation whose benefits under our 401(k) plan are limited by the Internal Revenue Code.  Excess Benefit Plan participants, including our NEOs, may elect to contribute up to 16% of their eligible compensation into the plan on a pre-tax basis each payroll period.  We do not match any employee contributions in the Excess Benefit Plan.  Participants are always 100% vested in the contributions they make into the plan.  During 2014, certain officers, including Mr. Rayner, participated in the Excess Benefit Plan.

Perquisites, Personal Benefits, Post-Termination Compensation and Other Compensation

We have traditionally offered certain plans and other benefits to our executive officers on the same terms as other employees.  These plans and benefits have included medical, vision, and dental insurance, life insurance, and the employee stock purchase plan, as well as discounts on our products and services.  Relocation benefits may also be provided, but are individually negotiated when they occur.  In addition, we have permitted certain NEOs and their family members and guests to use our corporate aircraft for personal use.  We have also paid annual tax preparation costs and provided executive medical benefits and personal liability insurance for certain NEOs.

We have not traditionally had any plans in place to provide severance benefits to employees.  However, certain stock options and restricted stock units have been granted to our executive officers subject to acceleration of vesting upon a change in control for those executive officers who are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.  In addition, certain officers of Hughes, including Mr. Kaul, have severance benefits that were approved by the board of directors of Hughes as part of their employment agreements prior to the Hughes Acquisition.

Shareholder Advisory Vote on Executive Compensation

We provided our shareholders with the opportunity to cast a non-binding advisory vote on executive compensation at the annual meeting of shareholders held in October 2014.  Over 96% of the voting power represented at the meeting and entitled to vote on that matter voted to approve, on a non-binding advisory basis, the compensation paid to our named executive officers, as described in the proxy statement for that meeting.  The Compensation Committee reviewed these voting results, and the Corporation did not change its approach to executive compensation in 2014 as a direct result of the vote.  We intend to seek a shareholder advisory vote on executive compensation once every three years.

2014 Executive Compensation

We generally make decisions with respect to executive compensation for a particular compensation year in the first or second quarter of the applicable year.  With respect to the executive compensation of our NEOs, the Board of Directors and the Compensation Committee (together with Mr. Ergen) reviewed total compensation of each NEO and the value of (a) historic and current components of each NEO’s compensation, including the base salary and any bonus paid to the NEO in the prior year, and (b) stock options and restricted stock units held by each NEO pursuant to our incentive plans.  The Compensation Committee (together with Mr. Ergen) also reviewed the Peer Group Data prepared for 2014 and other information described in “Compilation of Certain Proxy Data” above.  As described in “General Compensation Levels” above, we aim to provide base salaries and long-term incentives that are competitive with market practice with an emphasis on providing a substantial portion of overall compensation in the form of equity incentives.

Compensation of Our Chief Executive Officer and President

2014 Base Salary.  In determining Mr. Dugan’s 2014 base salary, Mr. Ergen subjectively determined that Mr. Dugan’s existing base compensation was already within the range of market compensation for companies of similar industry and size in light of our practices with respect to base salaries and that therefore an increase over Mr. Dugan’s 2013 base salary was not necessary.

2014 Cash Bonus.  No bonus was paid to Mr. Dugan in 2014.

2014 Equity Incentives.  With respect to equity incentives, we attempt to ensure that our Chief Executive Officer and President has equity awards at any given time that are significant in relation to his annual cash compensation to ensure that he has appropriate incentives tied to the performance of our Class A Shares.  During 2014, the

Compensation Committee determined that Mr. Dugan had sufficient equity awards to ensure that he had appropriate incentives tied to the performance of our Class A Shares and therefore did not award Mr. Dugan any additional equity awards.

Compensation of Other Named Executive Officers

2014 Base Salary.  Base salaries for each of the other NEOs are determined annually by the Board of Directors primarily based on Mr. Ergen’s recommendations.  The Board of Directors places substantial weight on Mr. Ergen’s recommendations in light of his role as Chairman and as our controlling shareholder.  Mr. Ergen made recommendations to the Board of Directors with respect to the 2014 base salary of each of the NEOs, after considering: (a) the NEO’s base salary in 2013, (b) the base salary including the range of the percentage increases in base salary, for NEOs of the companies contained in the Peer Group Data, (c) whether the NEO’s base salary was appropriate in light of our goals, including retention of the NEO, (d) the expected compensation to be paid to other senior officers in 2014 in relation to a particular NEO, (e) whether the NEO was promoted or newly hired in 2014, and (f) whether in Mr. Ergen’s subjective determination, the NEO’s performance in 2013 warranted an increase in the NEO’s base salary in 2014.  Placing primary weight on (a) the NEO’s base salary in 2013 and (b) whether, in Mr. Ergen’s subjective view, an increase in base salary was warranted based on performance or necessary to retain the NEO, Mr. Ergen made the following recommendations regarding the base salaries of each of the other NEOs.

Mr. Jackson.  In determining Mr. Jackson’s 2014 base salary, Mr. Ergen subjectively determined that Mr. Jackson’s existing base compensation was already within the range of market compensation indicated in the Peer Group Data in light of the Corporation’s practices with respect to base salaries and that therefore an increase over Mr. Jackson’s 2013 base salary was not necessary.

Mr. Kaul.  In determining Mr. Kaul’s 2014 base salary, Mr. Ergen subjectively determined that Mr. Kaul’s existing base compensation was already within the range of market compensation indicated in the Peer Group Data in light of the Corporation’s practices with respect to base salaries and that therefore an increase over Mr. Kaul’s 2013 base salary was not necessary.

Mr. Manson.  Based on Mr. Manson’s performance in 2013, the Peer Group Data, and Mr. Ergen’s subjective determination, Mr. Ergen recommended a base salary increase for Mr. Manson for 2014.

Mr. Rayner.  Based on Mr. Rayner’s performance in 2013, the Peer Group Data, and Mr. Ergen’s subjective determination, Mr. Ergen recommended a base salary increase for Mr. Rayner for 2014.

The Board of Directors accepted each of Mr. Ergen’s recommendations with respect to the base salaries for each of the NEOs.

2014 Cash Bonus.  Mr. Ergen generally recommends that an NEO receive a discretionary cash bonus only to the extent that Mr. Ergen considers a particular individual’s performance to have made an extraordinary contribution towards the achievement of EchoStar’s goals.  Mr. Kaul received a cash bonus in 2014 pursuant to Mr. Kaul’s employment agreement and the Hughes Annual Incentive Plan.  Mr. Manson also received a cash bonus in 2014 pursuant to the Hughes Annual Incentive Plan.  Other than Mr. Kaul and Mr. Manson, no other cash bonuses were awarded to any NEOs in 2014.

2014 Equity Incentives.  With respect to equity incentives, we primarily evaluate the position of each NEO to ensure that the NEO has appropriate incentives tied to the performance of our Class A Shares.  This determination is made by the Compensation Committee primarily on the basis of Mr. Ergen’s recommendation.  For 2014, Mr. Ergen based his recommendation on, and the Compensation Committee took into account, among other things, the equity awards necessary to retain our executive officers.  During 2014, the Compensation Committee granted Mr. Jackson an option to purchase 25,000 Class A Shares; Mr. Manson an option to purchase 75,000 Class A Shares; and Mr. Rayner an option to purchase 75,000 Class A Shares; in each case, to ensure that each NEO had appropriate incentives tied to the performance of our Class A Shares.

Compensation Committee Report

The Compensation Committee is appointed by the Board of Directors to discharge certain of the Board of Directors’ responsibilities relating to compensation of EchoStar’s executive officers.

The Compensation Committee, to the extent the Board of Directors deems necessary or appropriate, will among other things:

•                  Make and approve all option grants and other issuances of EchoStar’s equity securities to EchoStar’s executive officers and members of our Board of Directors other than nonemployee directors;

•                  Approve all other option grants and issuances of EchoStar’s equity securities, and recommend that the full Board of Directors make and approve such grants and issuances; and

•                  Set the compensation of the Chairman.

Based on the review of the Compensation Discussion and Analysis and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Tom A. Ortolf (Chairman)

C. Michael Schroeder

Anthony M. Federico

The report of the Compensation Committee and the information contained therein shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in any filing we make under the Securities Act of 1933 (the “Securities Act”) or under the Exchange Act, irrespective of any general statement incorporating by reference this information into any such filing, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into a document we file under the Securities Act or the Exchange Act.

Executive Compensation Tables

Summary Compensation Table

Our executive officers are compensated by certain of our subsidiaries.  The following table sets forth the cash and noncash compensation paid to each NEO for the fiscal years ended December 31, 2014, 2013 and 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
Michael T. Dugan (4)	2014	863,850	—	1,988	—			80,395	946,233
Chief Executive Officer and President	2013	763,846	—	779	—	—	—	30,555	795,180
	2012	750,000	—	342	3,466,925	—	—	67,517	4,284,784

Mark W. Jackson (5)	2014	535,005	—	1,491	344,823			19,404	900,723
President, EchoStar Technologies L.L.C	2013	522,885	—		793,295	—	—	29,735	1,345,915
	2012	500,000	—	281	—	—	—	4,000	504,281

Pradman P. Kaul (6)	2014	740,000	66,600	—		747,400		51,088	1,605,088
President, Hughes Communications, Inc.	2013	734,810	99,000	—	—	561,000	—	102,985	1,497,795
	2012	725,005	54,450	—	—	599,550	31,205	153,192	1,563,402

Dean A. Manson	2014	371,772	18,000		1,290,630	202,000		17,210	1,899,612
Executive Vice President,	2013	345,866	27,300			154,700		18,215	546,081
General Counsel and Secretary	2012	310,785	15,000	—	—	165,000	5,189	46,020	541,994

David J. Rayner (7)	2014	483,410		—	1,290,630			20,723	1,794,763
Executive Vice President,	2013	440,000	—	—	—	—	—	12,616	452,616
Chief Financial Officer and Treasurer	2012	25,385	—	1,140,655	1,370,360	—	—	—	2,536,400

(1)                        In 2014, the Hughes Annual Incentive Plan, applicable to Mr. Kaul and Mr. Manson, had metrics that were weighted as 92% associated with the financial performance of Hughes, and 8% associated with a subjective factor.  The portion of the incentive payment related to the subjective factor is reported in the “Bonus” column and the portion of the incentive payment related to the Hughes financial performance is reported in the “Non-Equity Incentive Plan Compensation” column.

(2)                        The amounts reported in the “Option Awards” column reflect the aggregate grant date fair values in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of these amounts are included in Note 15 in the Notes to the Corporation’s audited financial statements for the fiscal year ended December 31, 2014, included in the Corporation’s Annual Report on Form 10-K filed with the SEC on February 20, 2015.

(3)                        “All Other Compensation” includes: (a) for Mr. Dugan, amounts contributed by the Corporation pursuant to our 401(k) matching program, our profit sharing program, amounts related to vacation carryover and amounts associated with the personal use of corporate aircraft; (b) for Mr. Jackson, Mr. Manson and Mr. Rayner, amounts contributed by the Corporation pursuant to our 401(k) matching program, our profit sharing program and amounts related to vacation carryover; and (c) for Mr. Kaul, amounts contributed by the Corporation pursuant to our 401(k) matching program, our profit sharing program, amounts related to vacation carryover and programs put in place by Hughes prior to the Hughes Acquisition, including executive medical benefits, personal liability insurance, and financial planning services.

(4)                        Mr. Dugan’s base salary was increased effective November 2013 based on Mr. Ergen’s subjective determination and Mr. Dugan’s contributions to the Corporation.

(5)                        Mr. Jackson’s base salary was increased effective April 2013 based on Mr. Jackson’s performance in 2012 and Mr. Ergen’s subjective determination.

(6)                        Mr. Kaul’s base salary was adjusted, effective April 2013, as part of the integration of the compensation programs for EchoStar and Hughes employees following the Hughes Acquisition.

(7)                        Mr. Rayner has served as our Executive Vice President, Chief Financial Officer and Treasurer since December 2012.  The compensation information for 2012 reflects only that portion of Mr. Rayner’s compensation attributable on a pro rata basis to the time period between December 3, 2012 and December 31, 2012.

Grant of Plan-Based Awards

The following table provides information on equity awards granted to our NEOs in 2014.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:	All Other Option Awards:	Exercise
Name	Grant Date	Date of Compensation Committee Approval	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units (#) (1)	Number of Securities Underlying Options (#)	or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Michael T. Dugan	1/1/14		—	—	—	—	—	—	20	—	—	994
	4/1/14	2/12/2014	—	—	—	—	—	—	101	—	—	5,000
	7/1/14		—	—	—	—	—	—	10	—	—	525
	10/1/14		—	—	—	—	—	—	10	—	—	469

Mark W. Jackson	1/1/14		—	—	—	—	—	—	10	—	—	497
	4/1/14	2/12/2014	—	—	—	—	—	—	101	—	—	5,000
	7/1/14		—	—	—	—	—	—	10	—	—	525
	10/1/14	9/29/2014	—	—	—	—	—	—	—	25,000	46.85	344,823
	10/1/14								10	—	—	469

Pradman P. Kaul	4/1/14	2/12/2014	—	—	—	—	—	—	101	—	—	5,000

Dean A. Manson	1/1/14	12/31/2013	—	—	—	—	—	—	—	75,000	49.72	1,290,630
	4/1/14	2/12/2014	—	—	—	—	—	—	101	—	—	5,000

David J. Rayner	1/1/14	12/31/2013	—	—	—	—	—	—	—	75,000	49.72	1,290,630
	4/1/14	2/12/2014	—	—	—	—	—	—	101	—	—	5,000

(1)                        The 101 shares granted to each NEO on April 1, 2014 and reported in the “All Other Stock Awards” column represent shares granted during 2014 pursuant to our profit sharing program and based on the Corporation’s performance in 2013. The shares granted to Mr. Dugan and Mr. Jackson on January 1, 2014, July 1, 2014 and October 1, 2014 and reported in the “All Other Stock Awards” column represent shares awarded to the eligible NEOs pursuant to our Employee Innovator Recognition Program.

(2)                        The amounts reported in the “Grant Date Fair Value of Stock and Option Awards” column reflect the aggregate grant date fair values in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of these amounts are included in Note 15 in the Notes to the Corporation’s audited financial statements for the fiscal year ended December 31, 2014, included in the Corporation’s Annual Report on Form 10-K filed with the SEC on February 20, 2015.

Outstanding Equity Awards at Fiscal Year-End

Except as indicated elsewhere, all awards reflected in this table were made in shares of EchoStar common stock and were granted under the terms of EchoStar’s 2008 Stock Incentive Plan.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael T. Dugan	100,000	—	—	22.94	12/30/2015	(3)	—	—	—	—
	80,000	—	—	17.83	12/30/2015	(4)	—	—	—	—
	420,614	—	—	20.14	12/31/2019		—	—	—	—
	250,000	—	—	34.22	12/31/2022		—	—	—	—

Mark W. Jackson	—	—	60,000	24.69	3/31/2015	(3)(5)	—	—	—	—
	—	—	300,000	19.55	3/31/2015	(4)(5)	—	—	—	—
	—	10,000	—	19.08	6/30/2020		—	—	—	—
	—	40,000	—	39.05	7/1/2023		—	—	—	—
	—	25,000	—	46.85	10/1/2024

Dean A. Manson	—	75,000	—	49.72	1/1/2024		—	—	—	—

David J. Rayner	30,000	60,000	—	34.22	12/31/2022		20,000	1,050,000	—	—
	—	75,000	—	49.72	1/1/2024

(1)                        All unvested option awards vest at the rate of 20% per year, commencing on the date which is nine years prior to the expiration date.

(2)                        Unvested stock awards vest at the rate of 20% per year.  Mr. Rayner’s remaining unvested stock awards vest on December 31, 2015, 2016 and 2017.

(3)                        Amounts represent outstanding EchoStar option awards received by our NEOs as a result of the Spin-off.

(4)                        Amounts represent outstanding DISH Network option awards granted to our NEOs prior to the Spin-off.

(5)                        Amounts represent option awards granted pursuant to a long-term, performance-based stock incentive plan adopted by DISH in 2005.  The awards are subject to a performance condition that can no longer be achieved and the awards will expire according to their terms on March 31, 2015.

In connection with the Spin-off, effective January 1, 2008, all DISH Network stock options and restricted stock units held by DISH Network employees, including executive officers, were adjusted to reflect the change in the price of DISH Network common stock that occurred as a result of the Spin-off, and an additional award was granted that related to EchoStar’s common stock.  Each DISH Network stock option was converted into two options: (i) an adjusted DISH Network stock option for the same number of shares as were exercisable under the original DISH Network stock option with an exercise price equal to the exercise price of the original DISH Network stock option multiplied by 0.831219; and (ii) a new EchoStar stock option for one-fifth of the number of shares as were exercisable under the original DISH Network stock option with an exercise price equal to the exercise price of the original DISH Network stock option multiplied by 0.843907.  The information regarding DISH Network options is based solely on information supplied by DISH Network to EchoStar.

Option Exercises and Stock Vested

The following table summarizes the exercises of stock options by our NEOs and the vesting of stock held by our NEOs during the year ended December 31, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael T. Dugan (1)	80,000	3,005,227	—	—

Mark W. Jackson	50,001	1,499,631	—	—

David J. Rayner	10,000	157,800	6,667	350,018

(1)         Amounts include shares of DISH Network common stock received upon the exercise of stock option awards granted to our NEOs prior to the Spin-off.  The information with respect to DISH Network is based solely on information supplied by DISH Network to EchoStar.

(2)         The value realized on exercise is computed by multiplying the difference between the exercise price of the stock option and the market price of the shares on the date of exercise by the number of shares with respect to which the option was exercised.

Nonqualified Deferred Compensation

The following table summarizes non-qualified deferred compensation earned or contributed by, or on behalf of our NEOs under our Excess Benefit Plan for the year ended December 31, 2014.

Name	Executive Contributions in 2014 ($)	Registrant Contributions in 2014 ($)	Aggregate Earnings in 2014 (1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/14 ($)
Michael T. Dugan	—	—	4,887	—	87,138

Pradman P. Kaul	—	—	56,881	—	589,160

Dean A. Manson	—	—	4,324	—	87,385

David J. Rayner	22,341	—	767	—	34,594

(1)         Aggregate earnings are dependent on the investment decisions made by the executive.  All earnings are market earnings, and none are preferential or set by the Corporation.

Potential Payments Upon Termination or Following a Change in Control

As discussed in “Compensation Discussion and Analysis” above, our form of option agreement given to executive officers includes acceleration of vesting upon a change in control for those executive officers that are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.  There are no benefits triggered solely by a change of control or solely because of termination.

Generally a change in control is deemed to occur upon: (i) a transaction or a series of transactions the result of which is that any person (other than Mr. Ergen, our controlling shareholder, or a related party) individually owns more than fifty percent (50%) of the total equity interests of either (a) EchoStar or (b) the surviving entity in any such transaction(s) or a controlling affiliate of such surviving entity in such transaction(s); and (ii) the first day on which a majority of the members of the Board of Directors of EchoStar are not continuing directors.

Assuming a change in control was to have taken place as of December 31, 2014 and the executives are terminated by EchoStar or the surviving entity at such date, the estimated benefits that would have been provided to our NEOs are as follows:

Name	Maximum Value of Accelerated Vesting of Options and Stock ($)
Michael T. Dugan (1)	—

Mark W. Jackson	1,013,450

Dean A. Manson	208,500

David J. Rayner	2,355,300

(1)         All of Mr. Dugan’s outstanding equity awards were vested as of December 31, 2014.

Mr. Kaul’s termination benefits were set by Hughes prior to the Hughes Acquisition. Mr. Kaul does not have any benefits triggered by a change of control of EchoStar.

Pursuant to his employment agreement, if Mr. Kaul’s employment is terminated for cause, Mr. Kaul will receive his: (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off; and (iv) unreimbursed business expenses (subject to company policies), through the date of termination. In the event that Mr. Kaul’s employment is terminated by us without cause, terminated by him for good reason, or in the event that we provide him with notice of non-renewal of his employment agreement, subject to his execution of a waiver and release of claims in favor of Hughes and its affiliates, Mr. Kaul would receive: (i) any earned but unpaid compensation, including base salary, bonus, accrued but unused paid time off and unreimbursed business expenses (subject to company policies); (ii) a lump sum amount equal to three (3) times the sum of (x) and (y), where (x) is Mr. Kaul’s annual base salary (in effect on the date of termination) and (y) is 100% of Mr. Kaul’s target bonus amount; (iii) certain COBRA benefits not to exceed a cash amount equal to 1.5 times the monthly COBRA premium paid by Mr. Kaul; and (vi) reasonable outplacement benefits.  However, in the event Mr. Kaul terminates his employment without good reason, he becomes permanently disabled and is terminated by us, or he dies during the term of his employment agreement, he will only be entitled to his earned but unpaid compensation, including base salary, bonus, accrued but unused paid time off and unreimbursed business expenses (subject to company policies), through the date of termination.

Assuming Mr. Kaul’s employment was terminated under any of the following circumstances as of December 31, 2014, the payments and benefits that would have been provided to Mr. Kaul are as follows:

Circumstance	Cash Severance ($) (1)	Bonus ($) (2)	Medical Continuation ($) (3)	Equity and Performance Awards and Excess Benefit Plan Accounts ($)	Outplacement Benefits ($)
For cause	—	740,000	—	—	—
Without cause, for good reason or or non-renewal of agreement by us	4,440,000	740,000	22,582	—	20,000
Without good reason or non-renewal of agreement by executive	—	740,000	—	—	—
Disability or death	—	740,000	—	—	—

(1)         This amount represents three times the sum of Mr. Kaul’s base salary plus target bonus pursuant to his employment agreement and the Hughes Annual Incentive Plan.

(2)         This amount represents Mr. Kaul’s target bonus pursuant to his employment agreement and the Hughes Annual Incentive Plan.

(3)         This amount represents the amount of Mr. Kaul’s medical payments for 18 months of COBRA coverage times 1.5.

Risk Assessment

We believe that our compensation programs and practices, which consist primarily of fixed cash salary and long term incentive awards, assist in our efforts to mitigate excessive risk taking by our employees. The Board of Directors annually reviews the cash and equity incentive programs for the Corporation’s senior officers, including our executive officers, who are the employees whose actions could expose the Corporation to the most significant business risks.  The Board of Directors concluded that certain features of these programs tend to reduce the likelihood of excessive risk taking. These features include a compensation mix that delivers a substantial portion of compensation in the form of long-term equity awards to create incentives to work for the long-term growth of the Corporation; multi-year vesting of equity awards; limited use of short-term incentive awards, thus reducing the incentive to take short-term risks; and the Compensation Committee and Board of Directors’ ongoing oversight to ensure the Corporation’s compensation programs and practices appropriately balance the interests of employees and stockholders.

For the foregoing reasons, the Board of Directors believes that the Corporation’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Corporation.

Equity Compensation Plan Information

The following table sets forth a description of our equity compensation plans, including the 2008 Stock Incentive Plan and the 2008 Director Plan, as of December 31, 2014:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b) (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c) (2)
Equity compensation plans approved by shareholders	6,766,382	$34.02	4,562,755
Equity compensation plans not approved by shareholders	—	—	—
Total	6,766,382	$34.02	4,562,755

(1)         The calculation of the weighted-average exercise price of outstanding options, warrants and rights excludes restricted stock units that provide for the issuance of shares of common stock upon vesting because these awards do not require payment of an exercise price in order to obtain the underlying shares upon vesting.

(2)         The shares available for issuance under the 2008 Class B Chairman Stock Option Plan are not included.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board of Directors has adopted a written policy for the review and approval of transactions involving EchoStar and related parties, such as directors, executive officers (and their immediate family members) and DISH Network. In order to identify these transactions, we distribute questionnaires to our officers and directors on a quarterly basis. Our General Counsel then directs the appropriate review of all potential related-party transactions and schedules their presentation at the next regularly-scheduled meetings of the Audit Committee and the Board of Directors. Both the Audit Committee and the Board of Directors must approve these transactions, with all interested parties abstaining from the vote. Once each calendar year, the Audit Committee and the Board of Directors undertake a review of all recurring potential related-party transactions. Both the Audit Committee and the Board of Directors must approve the continuation of each such transaction, with all interested parties abstaining. Transactions involving DISH Network are subject to the approval of a committee of the non-interlocking directors or in certain circumstances, non-interlocking management.

Related Party Transactions with DISH Network

Following the Spin-off, we and DISH Network have operated as separate publicly-traded companies.  However, pursuant to the Satellite and Tracking Stock Transaction described below, DISH Network owns Preferred Tracking Shares representing an aggregate 80.0% economic interest in the residential retail satellite broadband business of HNS, including certain operations, assets and liabilities attributed to such business.  In addition, a substantial majority of the voting power of the shares of both companies is owned beneficially by Charles W. Ergen, our Chairman, and by certain trusts established by Mr. Ergen for the benefit of his family.

In connection with and following the Spin-off, we and DISH Network have entered into certain agreements pursuant to which we obtain certain products, services and rights from DISH Network; DISH Network obtains certain products, services and rights from us; and we and DISH Network have indemnified each other against certain liabilities arising from our respective businesses. We also may enter into additional agreements with DISH Network in the future.  Generally, the amounts DISH Network pays for products and services provided under the agreements are based on our cost plus a fixed margin (unless noted differently below), which varies depending on the nature of the products and services provided.

Blockbuster Agreements

On April 26, 2011, DISH Network acquired substantially all of the assets of Blockbuster, Inc. (the “Blockbuster Acquisition”). On June 8, 2011, we completed the Hughes Acquisition. HNS provided certain broadband products and services to Blockbuster, Inc. pursuant to an agreement that was entered into prior to the Blockbuster Acquisition and the Hughes Acquisition. Subsequent to both the Blockbuster Acquisition and the Hughes Acquisition, Blockbuster L.L.C. (“Blockbuster”) entered into a new agreement with HNS pursuant to which Blockbuster could continue to purchase broadband products and services from HNS (the “Blockbuster VSAT Agreement”). We earned revenues of approximately $4,000 under the Blockbuster VSAT Agreement for the year ended December 31, 2014. Effective February 1, 2014, all services to all Blockbuster locations, including Blockbuster franchisee locations, terminated in connection with the closing of all of the Blockbuster retail locations.

Broadcast Agreement

Effective January 1, 2012, we and DISH Network entered into a new broadcast agreement (the “2012 Broadcast Agreement”) pursuant to which we provide certain broadcast services to DISH Network, including teleport services such as transmission and downlinking, channel origination services, and channel management services, for the period from January 1, 2012 to December 31, 2016. The 2012 Broadcast Agreement replaced the broadcast agreement that we entered into with DISH Network in connection with the Spin-off. The fees for the services provided under the 2012 Broadcast Agreement are calculated at either: (a) our cost of providing the relevant service plus a fixed dollar fee, which is subject to certain adjustments; or (b) our cost of providing the relevant service plus a fixed margin, which will depend on the nature of the services provided. DISH Network has the ability to terminate channel origination services and channel management services for any reason and without any liability upon at least 60 days’ notice to us. If DISH Network terminates the teleport services provided under the 2012 Broadcast Agreement for a reason other than our breach, DISH Network generally is obligated to reimburse us for any direct costs we incur related to any such termination that we cannot reasonably mitigate.  We earned revenues of approximately $223.9 million from DISH Network under the 2012 Broadcast Agreement for the year ended December 31, 2014.

Broadcast Agreement for Certain Sports Related Programming

During May 2010, we and DISH Network entered into a broadcast agreement pursuant to which we provide certain broadcast services to DISH Network in connection with its carriage of certain sports related programming. The term of this agreement is ten years. If DISH Network terminates this agreement for a reason other than our breach, DISH Network generally is obligated to reimburse us for any direct costs we incur related to any such termination that we cannot reasonably mitigate. The fees for the broadcast services provided under this agreement depend, among other things, upon the cost to develop and provide such services.  We earned revenue from DISH Network of approximately $1.4 million under this broadcast agreement for the year ended December 31, 2014.

DBSD North America Agreement

On March 9, 2012, DISH Network completed its acquisition of 100% of the equity of reorganized DBSD North America, Inc. (“DBSD North America”). Prior to DISH Network’s acquisition of DBSD North America and our completion of the Hughes Acquisition, DBSD North America and HNS entered into an agreement pursuant to which our Hughes segment provides, among other things, hosting, operations and maintenance services of DBSD North America’s satellite gateway and associated ground infrastructure. This agreement automatically renewed for a one-year period ending on February 15, 2016, and will renew for one additional one-year period unless terminated by DBSD North America upon at least 30 days’ notice prior to the expiration of any renewal term.  HNS earned revenue from DBSD North America of approximately $2.3 million under this agreement for the year ended December 31, 2014.

DISHOnline.com Services Agreement

Effective January 1, 2010, DISH Network entered into a two-year agreement with us pursuant to which DISH Network receives certain services associated with an online video portal. The fees for the services provided under this services agreement depend, among other things, upon the cost to develop and operate such services.  We earned revenue of approximately $6.2 million under the DISHOnline.com Services Agreement for the year ended December 31, 2014. DISH Network has the option to renew this agreement for successive one year terms and the agreement may be terminated by DISH Network for any reason upon at least 120 days’ notice to us. In October 2014, DISH Network exercised its right to renew this agreement for a one-year period ending on December 31, 2015.

DISH Remote Access Services Agreement

Effective February 23, 2010, we entered into an agreement with DISH Network pursuant to which DISH Network receives, among other things, certain remote digital video recorder (“DVR”) management services. The fees for the services provided under this services agreement depend, among other things, upon the cost to develop and operate such services. We earned revenue of approximately $2.0 million under the DISH Remote Access Services Agreement for the year ended December 31, 2014.  This agreement has a term of five years with automatic renewal for successive one year terms and may be terminated by DISH Network for any reason upon at least 120 days’ notice to us.

Hughes Broadband Distribution Agreement

Effective October 1, 2012, HNS and dishNET Satellite Broadband L.L.C. (“dishNET”), a wholly-owned subsidiary of DISH Network, entered into a distribution agreement (the “Distribution Agreement”) pursuant to which dishNET has the right, but not the obligation, to market, sell and distribute the Hughes satellite internet service (the “Hughes service”). dishNET pays HNS a monthly per subscriber wholesale service fee for the Hughes service based upon a subscriber’s service level, and, beginning January 1, 2014, based upon certain volume subscription thresholds. The Distribution Agreement also provides that dishNET has the right, but not the obligation, to purchase certain broadband equipment from us to support the sale of the Hughes service. The Distribution Agreement has an initial term of five years with automatic renewal for successive one year terms unless terminated by either party with a written notice at least 180 days before the expiration of the then-current term. On February 20, 2014, HNS and dishNET entered into an amendment to the Distribution Agreement which, among other things, extended the initial term of the Distribution Agreement through March 1, 2024. Upon expiration or termination of the Distribution Agreement, the parties will continue to provide the Hughes service to the then-current dishNET subscribers pursuant to the terms and conditions of the Distribution Agreement.  HNS earned revenue of approximately $94.5 million from dishNET under the Distribution Agreement for the year ended December 31, 2014.

Intellectual Property Matters Agreement

We entered into an Intellectual Property Matters Agreement with DISH Network and certain of its subsidiaries in connection with the Spin-off. The Intellectual Property Matters Agreement governs our relationship with DISH Network with respect to patents, trademarks and other intellectual property. The term of the Intellectual Property Matters Agreement will continue in perpetuity. Pursuant to the Intellectual Property Matters Agreement, DISH Network and certain of its subsidiaries irrevocably assigned to us all right, title and interest in certain patents, trademarks and other intellectual property necessary for the operation of our set-top box business. In addition, the agreement permits us to use, in the operation of our set-top box business, certain other intellectual property currently owned or licensed by DISH Network and its subsidiaries.  In addition, DISH Network and its subsidiaries may not use the “EchoStar” name as a trademark, except in certain limited circumstances. Similarly, the intellectual property matters agreement provides that we will not make any use of the name or trademark “DISH Network” or any other trademark owned by DISH Network or its subsidiaries, except in certain circumstances. There were no payments under the Intellectual Property Matters Agreement during 2014. There are no payments expected under the Intellectual Property Matters Agreement in 2015.

Patent Cross-License Agreements

During December 2011, we and DISH Network entered into separate patent cross-license agreements with the same third party whereby: (i) we and such third party licensed our respective patents to each other subject to certain conditions; and (ii) DISH Network and such third party licensed their respective patents to each other subject to certain conditions (each, a “Cross-License Agreement”). Each Cross-License Agreement covers patents acquired by the respective party prior to January 1, 2017 and aggregate payments under both Cross-License Agreements total less than $10.0 million. Each Cross-License Agreement also contains an option to extend each Cross-License Agreement to include patents acquired by the respective party prior to January 1, 2022. If both options are exercised, the aggregate additional payments to such third party would total less than $3.0 million. However, we and DISH Network may elect to extend our respective Cross-License Agreement independently of each other. Since the aggregate payments under both Cross-License Agreements were based on the combined annual revenue of us and DISH Network, we and DISH Network agreed to allocate our respective payments to such third party based on our respective percentage of combined total revenue.  No payments were made under the Cross-License Agreement during 2014.

Product Support Agreement

In connection with the Spin-off, we entered into a product support agreement pursuant to which DISH Network has the right, but not the obligation, to receive product support from us (including certain engineering and technical support services) for all set-top boxes and related components that our subsidiaries have previously sold and in the future may sell to DISH Network. The fees for the services provided under the product support agreement are calculated at cost plus a fixed margin, which varies depending on the nature of the services provided. The term of the product support agreement is the economic life of such set-top boxes and related components, unless terminated earlier. DISH Network may terminate the product support agreement for any reason upon at least 60 days’ notice. In the event of an early termination of this agreement, DISH Network is entitled to a refund of any unearned fees paid to us for the services.  We earned revenue of approximately $48.1 million from DISH Network under the Product Support Agreement for the year ended December 31, 2014.

Professional Services Agreement

In connection with the Spin-off, we entered into various agreements with DISH Network including the Transition Services Agreement, Satellite Procurement Agreement and Services Agreement, which all expired on January 1, 2010 and were replaced by a Professional Services Agreement. During 2009, we and DISH Network agreed that we shall continue to have the right, but not the obligation, to receive the following services from DISH Network, among others, certain of which were previously provided under the Transition Services Agreement: information technology, travel and event coordination, internal audit, legal, accounting and tax, benefits administration, program acquisition services and other support services. Additionally, we and DISH Network agreed that DISH Network would continue to have the right, but not the obligation, to engage us to manage the process of procuring new satellite capacity for DISH Network (previously provided under the Satellite Procurement Agreement), receive logistics, procurement and quality assurance services from us (previously provided under the Services Agreement) and other support services. The Professional Services Agreement automatically renewed on January 1, 2015 for an additional one-year period and renews automatically for successive one-year periods thereafter, unless terminated earlier by either party upon at least 60 days’ notice. However, either party may terminate the Professional Services Agreement in part with respect to any particular service it receives for any reason upon at least 30 days’ notice.  For the year ended December 31, 2014, under the Professional Services Agreement, we incurred expenses payable to DISH Network of approximately $0.8 million and earned revenue from DISH Network of approximately $14.3 million.

Radio Access Network Agreement

On November 29, 2012, HNS entered into an agreement with DISH Network L.L.C. pursuant to which HNS constructed for DISH Network a ground-based satellite radio access network (“RAN”) for a fixed fee. The parties mutually agreed to terminate this agreement in the fourth quarter of 2014.  We earned revenue of approximately $7.8 million from DISH Network under this agreement for the year ended December 31, 2014.

Real Estate Lease Agreements

We have entered into lease agreements pursuant to which DISH Network leases certain real estate from us. The rent on a per square foot basis for each of the leases is comparable to per square foot rental rates of similar commercial property in the same geographic area at the time of the lease, and DISH Network is responsible for its portion of the taxes, insurance, utilities and maintenance of the premises.  We earned revenue of approximately$14.0 million from DISH Network under the real estate lease agreements for the year ended December 31, 2014.  The term of each of the leases is set forth below:

Inverness Lease Agreement. The lease for certain space at 90 Inverness Circle East in Englewood, Colorado is for a period ending on December 31, 2016.  This agreement can be terminated by either party upon six months prior notice.

Meridian Lease Agreement. The lease for all of 9601 S. Meridian Blvd. in Englewood, Colorado is for a period ending on December 31, 2016.

Santa Fe Lease Agreement. The lease for all of 5701 S. Santa Fe Dr. in Littleton, Colorado is for a period ending on December 31, 2016 with a renewal option for one additional year.

EchoStar Data Networks Sublease Agreement. The sublease for certain space at 211 Perimeter Center in Atlanta, Georgia is for a period ending on October 31, 2016.

Gilbert Lease Agreement. The original lease for certain space at 801 N. DISH Dr. in Gilbert, Arizona was a month to month lease and could be terminated by either party upon 30 days’ prior notice. The original lease was terminated in May 2014. Effective August 1, 2014, we began leasing this space to DISH Network under a new lease for a period ending July 31, 2016. DISH Network has renewal options for three additional one year terms.

Cheyenne Lease Agreement. The lease for certain space at 530 EchoStar Drive in Cheyenne, Wyoming is for a period ending on December 31, 2031.

Since the Spin-off, we have entered into lease agreements pursuant to which we lease certain real estate from DISH Network. The rent on a per square foot basis for each of the leases is comparable to per square foot rental rates of similar commercial property in the same geographic area at the time of the lease, and we are responsible for our portion of the taxes, insurance, utilities and maintenance of the premises. We incurred expenses payable to DISH Network of approximately $0.3 million under the real estate lease agreements for the year ended December 31, 2014.  The term of each of the leases is set forth below:

El Paso Lease Agreement. The lease for certain space at 1285 Joe Battle Blvd., El Paso, Texas is for a period ending on August 1, 2015, and provides us with renewal options for four consecutive three year terms.

American Fork Occupancy License Agreement.  The license for certain space at 796 East Utah Valley Drive in American Fork, Utah is for a period ending on July 31, 2017, subject to the terms of the underlying lease agreement.  This license was terminated during the fourth quarter of 2014.

Receiver Agreement

Effective January 1, 2012, we and DISH Network entered into a new receiver agreement (the “2012 Receiver Agreement”), pursuant to which DISH Network has the right, but not the obligation, to purchase digital set-top boxes, related accessories, and other equipment from us for the period from January 1, 2012 to December 31, 2014. The 2012 Receiver Agreement replaced the receiver agreement we entered into with DISH Network in connection with the Spin-off. The 2012 Receiver Agreement allows DISH Network to purchase digital set-top boxes, related accessories, and other equipment from us either: (i) at cost (decreasing as we reduce costs and increasing as costs increase) plus a dollar mark-up which will depend upon the cost of the product subject to a collar on our mark-up; or (ii) at cost plus a fixed margin, which will depend on the nature of the equipment purchased. Under the 2012 Receiver Agreement, our margins will be increased if we are able to reduce the costs of our digital set-top boxes and our margins will be reduced if these costs increase. We provide DISH Network with standard manufacturer warranties for the goods sold under the 2012 Receiver Agreement. Additionally, the 2012 Receiver Agreement includes an indemnification provision, whereby the parties indemnify each other for certain intellectual property matters. DISH Network is able to terminate the 2012 Receiver Agreement for any reason upon at least 60 days’ notice to us. We are able to terminate the 2012 Receiver Agreement if certain entities acquire DISH Network. DISH Network has an option, but not the obligation, to extend the 2012 Receiver Agreement for one additional year upon 180 days’ notice prior to the end of the term. On May 5, 2014, we received DISH Network’s notice to extend the 2012 Receiver Agreement for one year to December 31, 2015.  We earned revenue of approximately $1.1 billion from DISH Network under the 2012 Receiver Agreement for the year ended December 31, 2014.

Remanufactured Receiver Agreement

In connection with the Spin-off, we entered into a remanufactured receiver agreement with DISH Network pursuant to which we have the right, but not the obligation, to purchase remanufactured receivers and related components from DISH Network at cost plus a fixed margin, which varies depending on the nature of the equipment purchased. In November 2014, we and DISH Network extended this agreement until December 31, 2015. We may terminate the remanufactured receiver agreement for any reason upon at least 60 days’ notice to DISH Network. DISH Network may also terminate this agreement if certain entities acquire DISH Network.  Our purchase of remanufactured receivers and related components from DISH Network was approximately $2.6 million for the year ended December 31, 2014.

RUS Implementation Agreement

In September 2010, DISH Broadband L.L.C. (“DISH Broadband”), DISH Network’s wholly-owned subsidiary, was selected by the Rural Utilities Service (“RUS”) of the United States Department of Agriculture to receive up to approximately $14.1 million in broadband stimulus grant funds (the “Grant Funds”). Effective November 2011, HNS and DISH Broadband entered into a RUS Implementation Agreement (the “RUS Agreement”) pursuant to which HNS provided certain portions of the equipment and broadband service used to implement DISH Broadband’s RUS program. While the RUS Agreement expired in June 2013 when the Grant Funds were exhausted, HNS is required to continue providing services to DISH Broadband’s customers activated prior to the expiration of the RUS Agreement in accordance with the terms and conditions of the RUS Agreement.  We recognized revenue of approximately $2.7 million from DISH Broadband under the RUS Agreement for the year ended December 31, 2014.

Satellite Services Provided to DISH Network

Since the Spin-off, we have entered into certain satellite service agreements pursuant to which DISH Network receives satellite services on certain satellites owned or leased by us. The fees for the services provided under these satellite service agreements depend, among other things, upon the orbital location of the applicable satellite, the number of transponders that are providing services on the applicable satellite, and the length of the service arrangements.  We earned revenue of approximately $403.8 million from DISH Network under the satellite service agreements for the year ended December 31, 2014. The term of each service arrangement is set forth below:

EchoStar I, EchoStar VII, EchoStar X, EchoStar XI and EchoStar XIV.  As part of the Satellite and Tracking Stock Transaction discussed in Note 2, on March 1, 2014, we began providing certain satellite services to DISH Network on the EchoStar I, EchoStar VII, EchoStar X, EchoStar XI and EchoStar XIV satellites. The term of each satellite services agreement generally terminates upon the earlier of: (i) the end of life of the satellite; (ii) the date the satellite fails; or (iii) a certain date, which depends upon, among other things, the estimated useful life of the satellite. DISH Network generally has the option to renew each satellite service agreement on a year-to-year basis through the end of the respective satellite’s life. There can be no assurance that any options to renew such agreements will be exercised.

EchoStar VIII.  In May 2013, DISH Network began receiving satellite services from us on EchoStar VIII as an in-orbit spare. Effective March 1, 2014, this satellite services arrangement converted to a month-to-month service agreement. Both parties have the right to terminate this agreement upon 30 days’ notice.

EchoStar IX.  Effective January 2008, DISH Network began receiving satellite services from us on EchoStar IX. Subject to availability, DISH Network generally has the right to continue to receive satellite services from us on EchoStar IX on a month-to-month basis.

EchoStar XII.  DISH Network receives satellite services from us on EchoStar XII. The term of the satellite services agreement terminates upon the earlier of: (i) the end of life of the satellite; (ii) the date the satellite fails or the date the transponder(s) on which the service was being provided under the agreement fails; or (iii) a certain date, which depends upon, among other things, the estimated useful life of the satellite. DISH Network generally has the option to renew the agreement on a year-to-year basis through the end of the satellite’s life. There can be no assurance that any options to renew this agreement will be exercised.

EchoStar XVI.  During December 2009, we entered into an initial ten-year transponder service agreement with DISH Network, pursuant to which DISH Network receives satellite services from us on EchoStar XVI. Effective December 21, 2012, we and DISH Network amended the transponder service agreement to, among other things, change the initial term to generally expire upon the earlier of: (i) the end-of-life or replacement of the satellite; (ii) the date the satellite fails; (iii) the date the transponder(s) on which service is being provided under the agreement fails; or (iv) four years following the actual service commencement date. Prior to expiration of the initial term, we, upon certain conditions, and DISH Network have the option to renew for an additional six-year period. If either we or DISH Network exercise our respective six-year renewal options, DISH Network has the option to renew for an additional five-year period prior to expiration of the then-current term. There can be no assurance that any option to renew this agreement will be exercised. We began to provide satellite services on EchoStar XVI to DISH Network in January 2013.

Nimiq 5 Agreement. During 2009, we entered into a fifteen-year satellite service agreement with Telesat Canada (“Telesat”) to receive service on all 32 DBS transponders on the Nimiq 5 satellite at the 72.7 degree west longitude orbital location (the “Telesat Transponder Agreement”). During 2009, we also entered into a satellite service agreement (the “DISH Nimiq 5 Agreement”) with DISH Network, pursuant to which DISH Network receives satellite services from us on all 32 of the DBS transponders covered by the Telesat Transponder Agreement.

Under the terms of the DISH Nimiq 5 Agreement, DISH Network makes certain monthly payments to us that commenced in September 2009, when the Nimiq 5 satellite was placed into service, and continue through the service term. Unless earlier terminated under the terms and conditions of the DISH Nimiq 5 Agreement, the service term will expire ten years following the date it was placed into service. Upon expiration of the initial term, DISH Network has the option to renew the DISH Nimiq 5 Agreement on a year-to-year basis through the end of life of the Nimiq 5 satellite. Upon in-orbit failure or end of life of the Nimiq 5 satellite, and in certain other circumstances, DISH Network has certain rights to receive service from us on a replacement satellite. There can be no assurance that any options to renew the DISH Nimiq 5 Agreement will be exercised or that DISH Network will exercise its option to receive service on a replacement satellite.

QuetzSat-1 Agreement. During 2008, we entered into a ten-year satellite service agreement with SES Latin America, which provides, among other things, for the provision by SES Latin America to us of service on 32 DBS transponders on the QuetzSat-1 satellite. Concurrently, in 2008, we entered into a transponder service agreement with DISH Network, pursuant to which DISH Network receives satellite services on 24 of the DBS transponders on QuetzSat-1. QuetzSat-1 was launched on September 29, 2011 and was placed into service during the fourth quarter of 2011 at the 67.1 degree west longitude orbital location. In the interim, we provided DISH Network with alternate capacity at the 77 degree west longitude orbital location. During the third quarter of 2012, we and DISH Network entered into an agreement pursuant to which we receive certain satellite services from DISH Network on five DBS transponders on the QuetzSat-1 satellite. In January 2013, QuetzSat-1 was moved to the 77 degree west longitude orbital location and DISH Network commenced commercial operations at such location in February 2013.

Under the terms of our contractual arrangements with DISH Network, we began to provide service to DISH Network on the QuetzSat-1 satellite in February 2013 and will continue to provide service through the remainder of the service term. Unless extended or earlier terminated under the terms and conditions of our agreement with DISH Network for the QuetzSat-1 satellite, the initial service term will expire in November 2021. Upon expiration of the initial service term, DISH Network has the option to renew the agreement for the QuetzSat-1 satellite on a year-to-year basis through the end of life of the QuetzSat-1 satellite. Upon an in-orbit failure or end of life of the QuetzSat-1 satellite, and in certain other circumstances, DISH Network has certain rights to receive service from us on a replacement satellite. There can be no assurance that any options to renew this agreement will be exercised or that DISH Network will exercise its option to receive service on a replacement satellite.

103 Degree Orbital Location/SES-3.  During May 2012, we entered into a spectrum development agreement (the “103 Spectrum Development Agreement”) with Ciel Satellite Holdings Inc. (“Ciel”) to develop certain spectrum rights at the 103 degree west longitude orbital location (the “103 Spectrum Rights”). During June 2013, we and DISH Network entered into a spectrum development agreement (the “DISH 103 Spectrum

Development Agreement”) pursuant to which DISH Network may use and develop the 103 Spectrum Rights. During the third quarter 2013, DISH Network made a payment to us in exchange for our right under the 103 Spectrum Development Agreement.  Unless earlier terminated under the terms and conditions of the DISH 103 Spectrum Development Agreement, the term generally will continue for the duration of the 103 Spectrum Rights Agreement.

In connection with the 103 Spectrum Development Agreement, during May 2012, we also entered into a ten-year service agreement with Ciel pursuant to which we receive certain satellite services from Ciel on the SES-3 satellite at the 103 degree orbital location (the “103 Service Agreement”). During June 2013, we and DISH Network entered into an agreement pursuant to which DISH Network receives certain satellite services from us on the SES-3 satellite (the “DISH 103 Service Agreement”). Under the terms of the DISH 103 Service Agreement, DISH Network makes certain monthly payments to us through the service term. Unless earlier terminated under the terms and conditions of the DISH 103 Service Agreement, the initial service term will expire on the earlier of: (i) the date the SES-3 satellite fails; (ii) the date the transponder(s) on which service was being provided under the agreement fails; or (iii) ten years following the actual service commencement date. Upon in-orbit failure or end of life of the SES-3 satellite, and in certain other circumstances, DISH Network has certain rights to receive service from us on a replacement satellite. There can be no assurance that DISH Network will exercise its option to receive service on a replacement satellite.

Satellite Services Received from DISH Network

Since the Spin-off, we entered into certain satellite services agreements pursuant to which we receive satellite services from DISH Network on certain satellites owned or leased by DISH Network. The fees for the services provided under these satellite services agreements depend, among other things, upon the orbital location of the applicable satellite, the number of transponders that are providing services on the applicable satellite and the length of the service term.  We incurred expenses payable to DISH Network of approximately $51.1 million under the satellite service agreements for the year ended December 31, 2014.  The term of each satellite service agreement is set forth below:

D-1. In November 2012, HNS entered into a satellite service agreement pursuant to which HNS received satellite services from DISH Network on the D-1 satellite for research and development.  This agreement terminated on June 30, 2014.

EchoStar XV.  In May 2013, we began receiving satellite services from DISH Network on EchoStar XV and relocated the satellite to the 45 degree west longitude orbital location for testing pursuant to our Brazilian authorization.  Effective March 1, 2014, this satellite services agreement converted to a month-to-month service agreement.  Both parties have the right to terminate this agreement upon 30 days’ notice.

Satellite and Tracking Stock Transaction

On February 20, 2014, we entered into agreements with DISH Network to implement a transaction pursuant to which, among other things: (i) on March 1, 2014, EchoStar and Hughes Satellite Systems Corporation, a then wholly-owned subsidiary of EchoStar, issued Preferred Tracking Shares to DISH Network in exchange for five satellites owned by DISH Network (EchoStar I, EchoStar VII, EchoStar X, EchoStar XI and EchoStar XIV) (including related in-orbit incentive obligations and interest payments of approximately $58.9 million) and approximately $11.4 million in cash; and (ii) on March 1, 2014, DISH Network began receiving certain satellite services on these five satellites from us (collectively, the “Satellite and Tracking Stock Transaction”).

Set-Top Box Application Development Agreement

During the fourth quarter of 2012, we and DISH Network entered into a set-top box application development agreement (the “Application Development Agreement”) pursuant to which we provide DISH Network with certain services relating to the development of web-based applications for the period ending February 1, 2016. The Application Development Agreement renews automatically for successive one-year periods thereafter, unless terminated earlier by us or DISH Network at any time upon at least 90 days’ notice. The fees for services provided under the Application Development Agreement are calculated at our cost of providing the relevant service plus a fixed margin, which will depend on the nature of the services provided.  We earned revenue of approximately $6.6 million from DISH Network under the Application Development Agreement for the year ended December 31, 2014.

SlingService Services Agreement

Effective February 23, 2010, we entered into an agreement with DISH Network pursuant to which DISH Network receives certain services related to placeshifting. The fees for the services provided under this services agreement depend, among other things, upon the cost to develop and operate such services. This agreement has a term of five years with automatic renewal for successive one year terms and may be terminated by DISH Network for any reason upon at least 120 days’ notice to us.  We earned revenue from DISH Network of approximately $5.0 million under the SlingService Services Agreement for the year ended December 31, 2014.

Sling Trademark License Agreement

On December 31, 2014, DISH Digital Holding L.L.C. (“DISH Digital”) (now known as Sling TV Holding L.L.C.) entered into an agreement with Sling Media, Inc., our subsidiary, pursuant to which Sling TV has the right, for a fixed fee, to use certain trademarks, domain names and other intellectual property related to the “Sling” trademark for a period ending December 31, 2016.

Sling TV Holding L.L.C. (formerly DISH Digital Holding L.L.C.)

Effective July 1, 2012, we and DISH Network formed DISH Digital, which was owned two-thirds by DISH Network and one-third by EchoStar. DISH Digital was formed to develop and commercialize certain advanced technologies. At that time, we, DISH Network and DISH Digital entered into the following agreements with respect to DISH Digital: (i) a contribution agreement pursuant to which we and DISH Network contributed certain assets in exchange for our respective ownership interests in DISH Digital; (ii) a limited liability company operating agreement (“Operating Agreement”), which provided for the governance of DISH Digital; and (iii) a commercial agreement (“Commercial Agreement”) pursuant to which, among other things, DISH Digital had: (a) certain rights and corresponding obligations with respect to its business; and (b) the right, but not the obligation, to receive certain services from us and DISH Network, respectively. We earned revenue from DISH Digital of approximately $21.4 million under the commercial agreement for the year ended December 31, 2014.

Effective August 1, 2014, we and DISH Digital entered into an exchange agreement (“Exchange Agreement”) pursuant to which, among other things, DISH Digital distributed certain assets to us and we reduced our interest in DISH Digital to a 10.0% non-voting interest. As a result, DISH Network has a 90.0% equity interest and a 100% voting interest in DISH Digital. In addition, we, DISH Network and DISH Digital amended and restated the Operating Agreement, primarily to reflect the changes implemented by the Exchange Agreement. Finally, we, DISH Network and DISH Digital amended and restated the Commercial Agreement, pursuant to which, among other things, DISH Digital: (1) continues to have certain rights and corresponding obligations with respect to its business; (2) continues to have the right, but not the obligation, to receive certain services from us and DISH Network; and (3) has a license from us to use certain of the assets distributed to us as part of the Exchange Agreement. As of December 31, 2014, we accounted for our investment in DISH Digital using the cost method.

Tax Sharing Agreement

In connection with the Spin-off, we entered into a tax sharing agreement with DISH Network which governs our respective rights, responsibilities and obligations after the Spin-off with respect to taxes for the periods ending on or before the Spin-off. Generally, all pre-Spin-off taxes, including any taxes that are incurred as a result of restructuring activities undertaken to implement the Spin-off, are borne by DISH Network, and DISH Network will indemnify us for such taxes. However, DISH Network is not liable for and will not indemnify us for any taxes that are incurred as a result of the Spin-off or certain related transactions failing to qualify as tax-free distributions pursuant to any provision of Section 355 or Section 361 of the Internal Revenue Code because of: (i) a direct or indirect acquisition of any of our stock, stock options or assets; (ii) any action that we take or fail to take; or (iii) any action that we take that is inconsistent with the information and representations furnished to the IRS in connection with the request for the private letter ruling, or to counsel in connection with any opinion being delivered by counsel with respect to the Spin-off or certain related transactions. In such case, we will be solely liable for, and will indemnify DISH Network for, any resulting taxes, as well as any losses, claims and expenses. The tax sharing agreement will only terminate after the later of the full period of all applicable statutes of limitations, including extensions, or once all rights and obligations are fully effectuated or performed.

In light of the tax sharing agreement, among other things, and in connection with our consolidated federal income tax returns for certain tax years prior to and for the year of the Spin-off, during the third quarter of 2013, we and DISH Network agreed upon a supplemental allocation of the tax benefits arising from certain tax items resolved in the course of the IRS’s examination of our consolidated tax returns. Prior to the agreement with DISH Network, the federal tax benefits of $83.2 million were reflected as a deferred tax asset for depreciation and amortization, which was netted in our noncurrent deferred tax liabilities. The agreement requires DISH Network to pay us $83.2 million of the federal tax benefit it receives at such time as we would have otherwise been able to realize such tax benefit, which we currently estimate would be after 2015. Accordingly, we recorded a noncurrent receivable from DISH Network for $83.2 million in “Other receivable—DISH Network” and a corresponding increase in our net noncurrent deferred tax liabilities to reflect the effects of this agreement in the third quarter of 2013. In addition, during the third quarter of 2013, we and DISH Network agreed upon a tax sharing arrangement for filing certain combined state income tax returns and a method of allocating the respective tax liabilities between us and DISH Network for such combined returns, through the taxable period ending on December 31, 2017.  There were no payments made under the Tax Sharing Agreement during the year ended December 31, 2014.

We and DISH Network file combined income tax returns in certain states. In 2014, we earned and recognized a tax benefit for certain state income tax credits that we would be unable to utilize currently if we had filed separately from DISH Network. DISH Network expects to utilize these tax credits to reduce its state income tax payable. Consistent with accounting principles that apply to transfers of assets between entities under common control, we recorded a charge of $5.3 million in additional paid-in capital, representing the amount that we estimate is more likely than not to be realized by DISH Network as a result of its utilization of the tax credits that we earned. We expect to credit additional paid-in capital upon receipt of any consideration paid to us by DISH Network in exchange for these tax credits.

TerreStar Agreement

On March 9, 2012, DISH Network completed its acquisition of substantially all the assets of TerreStar Networks Inc. (“TerreStar”). Prior to DISH Network’s acquisition of substantially all the assets of TerreStar and our completion of the Hughes Acquisition, TerreStar and HNS entered into various agreements pursuant to which our Hughes segment provides, among other things, hosting, operations and maintenance services for TerreStar’s satellite gateway and associated ground infrastructure. Hughes earned revenues from TerreStar of approximately $4.6 million under these agreements for the year ended December 31, 2014.  These agreements generally may be terminated by DISH Network at any time for convenience.

TiVo

On April 29, 2011, we and DISH Network entered into a settlement agreement with TiVo, Inc. (“TiVo”). The settlement resolved all pending litigation between us and DISH Network, on the one hand, and TiVo, on the other hand, including litigation relating to alleged patent infringement involving certain DISH Network DVRs.

Under the settlement agreement, all pending litigation was dismissed with prejudice and all injunctions that permanently restrain, enjoin or compel any action by us or DISH Network were dissolved. We and DISH Network are jointly responsible for making payments to TiVo in the aggregate amount of $500.0 million, including an initial payment of $300.0 million and the remaining $200.0 million in six equal annual installments between 2012 and

2017. Pursuant to the terms and conditions of the agreements entered into in connection with the Spin-off, DISH Network made the initial payment to TiVo in May 2011, except for the contribution from us totaling approximately $10.0 million, representing an allocation of liability relating to our sales of DVR-enabled receivers to an international customer. Future payments will be allocated between us and DISH Network based on historical sales of certain licensed products, with EchoStar being responsible for 5% of each annual payment.  In 2014, we made a payment of approximately $1.7 million to TiVo with respect to the TiVo settlement agreement.

TT&C Agreement

Effective January 1, 2012, we entered into a new telemetry, tracking and control (“TT&C”) agreement pursuant to which we provide TT&C services to DISH Network and its subsidiaries for a period ending on December 31, 2016 (the “2012 TT&C Agreement”). The 2012 TT&C Agreement replaced the TT&C agreement we entered into with DISH Network in connection with the Spin-off. The fees for services provided under the 2012 TT&C Agreement are calculated at either: (i) a fixed fee or (ii) cost plus a fixed margin, which will vary depending on the nature of the services provided. DISH Network is able to terminate the 2012 TT&C Agreement for any reason upon 60 days’ notice.  We earned revenue of approximately $1.9 million under the 2012 TT&C Agreement for the year ended December 31, 2014.

In connection with the Satellite and Tracking Stock Transaction, on February 20, 2014, we amended the TT&C Agreement to cease the provision of TT&C services to DISH Network for the EchoStar I, EchoStar VII, EchoStar X, EchoStar XI and EchoStar XIV satellites.  Effective March 1, 2014, we provide TT&C services for the D-1 and EchoStar XV satellites; however, for the period that we receive satellite services on EchoStar XV from Dish Network, we have waived the fees for the TT&C services on EchoStar XV.

TerreStar-2 Development Agreement

In August 2013, we and DISH Network entered into a development agreement (“T2 Development Agreement”) with respect to the EchoStar XXI satellite under which we reimburse DISH Network for amounts it pays pursuant to an authorization to proceed (“T2 ATP”) with Space Systems Loral, LLC (“SS/L”) in connection with the construction of the EchoStar XXI satellite. In exchange, DISH Network granted us certain rights to purchase the EchoStar XXI satellite during the term of the T2 Development Agreement. The T2 Development Agreement was amended in December 2013 to provide for the ability to purchase DISH Network’s rights and obligations under the T2 ATP and the related agreement for the construction of the EchoStar XXI satellite with SS/L. The purchase rights under the T2 Development Agreement were exercised in December 2014.  We made payments of $86.9 million to DISH Network in connection with the T2 Development Agreement for the year ended December 31, 2014.

XiP Encryption Agreement

During the third quarter of 2012, we entered into an encryption agreement with DISH Network for our whole-home HD DVR line of set-top boxes (the “XiP Encryption Agreement”) pursuant to which we provide certain security measures on our whole-home HD DVR line of set-top boxes to encrypt the content delivered to the set-top box via a smart card and secure the content between set-top boxes. The term of the XiP Encryption Agreement is until December 31, 2015. Under the XiP Encryption Agreement, DISH Network has an option, but not the obligation to extend the XiP Encryption Agreement for one additional year upon at least 180 days’ notice prior to the end of the term. We and DISH Network each have the right to terminate the XiP Encryption Agreement for any reason upon at least 180 days’ notice and 30 days’ notice, respectively. The fees for the services provided under the XiP Encryption Agreement are calculated on a monthly basis based on the number of receivers utilizing such security measures each month.  No payments were made under the XiP Encryption Agreement for the year ended December 31, 2014.

Roger J. Lynch

In November 2009, Mr. Roger J. Lynch became employed by both us and DISH Network as Executive Vice President. Mr. Lynch was responsible for the development and implementation of advanced technologies that are of potential utility and importance to both us and DISH Network. Mr. Lynch’s compensation consisted of cash and equity compensation and was borne by both DISH Network and us. Mr. Lynch’s employment with us terminated on December 31, 2014.

Related Party Transactions with NagraStar L.L.C.

We own 50% of NagraStar L.L.C. (“NagraStar”), a joint venture that is our primary provider of encryption and related security technology used in our set-top boxes. We account for our investment in NagraStar using the equity method.  We made purchases from NagraStar totaling $22.6 million for the year ended December 31, 2014.  As of December 31, 2014, there were outstanding invoices from NagraStar to us totaling approximately $3.2 million. Additionally, as of December 31, 2014, there were outstanding purchase orders from us to NagraStar totaling approximately $5.4 million for security access devices.

Related Party Transactions with Hughes Systique Corporation (“Hughes Systique”)

We contract with Hughes Systique for software development services. In February 2008, Hughes agreed to make available to Hughes Systique a term loan facility of up to $1.5 million. Also in 2008, Hughes funded an initial $0.5 million to Hughes Systique pursuant to the term loan facility. In 2009, HNS funded the remaining $1.0 million of its $1.5 million commitment under the term loan facility. The loans bear interest at 6%, payable annually, and are convertible into shares of Hughes Systique upon non-payment or an event of default. As a result, we are not obligated to provide any further funding to Hughes Systique under the term loan facility. In May 2014, Hughes and Hughes Systique entered into an amendment to the term loan facility to increase the interest rate from 6% to 8%, payable annually, to reflect current market conditions. The loans, as amended, mature on May 1, 2015. In addition to our 44.2% ownership in Hughes Systique, Mr. Pradman Kaul, the President of Hughes Communications, Inc. and a member of our Board of Directors and his brother, who is the CEO and President of Hughes Systique, in the aggregate, owned approximately 25.9%, on an undiluted basis, of Hughes Systique’s outstanding shares as of December 31, 2014. Furthermore, Mr. Pradman Kaul serves on the board of directors of Hughes Systique.  We obtained services from Hughes Systique totaling approximately $12.2 million for the year ended December 31, 2014.

Related Party Transactions with Dish Mexico

During 2008, we entered into a joint venture for a direct-to-home satellite service in Mexico known as Dish Mexico. We provide certain broadcast services and satellite capacity and sell hardware such as digital set-top boxes and related equipment to Dish Mexico.  We earned revenues of approximately $90.0 million from our arrangements with Dish Mexico for the year ended December 31, 2014.  Additionally, as of December 31, 2014, there were outstanding invoices from us to Dish Mexico of approximately $11.0 million.

Related Party Transactions with Deluxe/EchoStar LLC

We own 50% of Deluxe/EchoStar LLC (“Deluxe”), a joint venture that we entered into in 2010 to build an advanced digital cinema satellite distribution network targeting delivery to digitally equipped theaters in the U.S. and Canada. We account for our investment in Deluxe using the equity method. For the year ended December 31, 2014, we recognized revenue from Deluxe for transponder services and the sale of broadband equipment of $3.3 million, and we have receivables from Deluxe of approximately $0.2 million.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

We customarily ask our shareholders to ratify the appointment of our independent registered public accounting firm at each annual meeting.  The Audit Committee and the Board have selected and appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 and we are asking our shareholders to ratify this appointment at the Annual Meeting.  Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of EchoStar.  Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make any statements they may desire.  They also will be available to respond to appropriate questions of shareholders.

The Board of Directors unanimously recommends a vote for approval of Proposal 2.

Charles W. Ergen, our Chairman, currently possesses approximately 62.6% of our total voting power.  Please see “Equity Security Ownership and Related Matters” above.  Mr. Ergen has indicated his intention to vote in favor of Proposal 2.  Accordingly, approval of Proposal 2 is assured notwithstanding a contrary vote by any or all shareholders other than Mr. Ergen.

Principal Accountant Fees and Services

KPMG LLP served as our independent registered public accounting firm for the fiscal years ended December 31, 2014 and 2013.  The following table presents fees for professional services rendered by KPMG LLP to us and our subsidiaries during 2014 and 2013.

	For the Years Ended December 31,
	2014	2013
Audit Fees(1)	$2,726,382	$2,618,243
Audit Related Fees(2)	29,514	162,916
Total Audit and Audit Related Fees	2,755,896	2,781,159
Tax Fees(3)	913,371	946,697
All Other Fees	—	—
Total Fees	$3,669,267	$3,727,856

(1)         Consists of fees paid by us for the audit of our and our subsidiaries’ consolidated financial statements included in our Annual Report on Form 10-K, review of our unaudited financial statements included in our Quarterly Reports on Form 10-Q and fees in connection with the audit of our internal control over financial reporting and statutory audits of our foreign subsidiaries.

(2)         Consists of fees for the audit of financial statements and certain fees for other services that are normally provided by the accountant in connection with registration statement filings, issuance of consents, compliance with XBRL tagging, professional consultations with respect to accounting issues or matters that are non-recurring in nature.

(3)         Consists of fees for tax consultation and tax compliance services.

Audit Committee Pre-Approval Process

The Audit Committee is responsible for appointing, setting compensation, retaining and overseeing the work of our independent registered public accounting firm.  The Audit Committee has established a process regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

Requests are submitted to the Audit Committee in one of the following ways:

•                  Request for approval of services at a meeting of the Audit Committee; or

•                  Request for approval of services by members of the Audit Committee acting by written consent.

The request may be made with respect to either specific services or a type of service for predictable or recurring services.  All of the fees paid by us to KPMG LLP for services rendered in 2014 and 2013 were pre-approved by the Audit Committee.

Report of the Audit Committee

The role of the Audit Committee is to assist the Board of Directors in its oversight of EchoStar’s financial reporting process, as is more fully described in our charter.  EchoStar’s management is responsible for its financial reporting process, including its system of internal controls, and for the preparation and presentation of its consolidated financial statements in accordance with generally accepted accounting principles.  EchoStar’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.  Our responsibility is to monitor and review these processes.  It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures.  We are not and may not be employees of EchoStar, and we may not represent ourselves to be, or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing.  Therefore, we have relied, without independent verification, on representations by EchoStar’s management that its financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States.  We have also relied on representations of EchoStar’s independent registered public accounting firm included in their report on its financial statements.  Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, our considerations and discussions with EchoStar’s management and independent registered public accounting firm do not assure that EchoStar’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of EchoStar’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), or that EchoStar’s independent registered public accounting firm is in fact “independent.”

In the performance of our oversight function, we reviewed and discussed with EchoStar’s management its audited financial statements for the fiscal year ended December 31, 2014.  We also discussed these audited financial statements with EchoStar’s independent registered public accounting firm.  Our discussions with the independent registered public accounting firm included matters required to be discussed pursuant to the rules adopted by the PCAOB.  We also discussed with them their independence and any relationship that might affect their objectivity or independence.  In connection with these discussions, we received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB.  Finally, we have considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining their independence.

Based on the reviews and discussions referred to above, we are not aware of any relationship between the independent registered public accounting firm and EchoStar that affects the objectivity or independence of the independent registered public accounting firm.  Based on these discussions and our review discussed above, we recommended to the Board of Directors that its audited financial statements for fiscal year 2014 be included in EchoStar’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.

Respectfully submitted,

The Audit Committee

C. Michael Schroeder (Chairman)

Tom A. Ortolf

Anthony M. Federico

The report of the Audit Committee and the information contained therein shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in any filing we make under the Securities Act or under the Exchange Act, irrespective of any general statement incorporating by reference this Proxy Statement into any such filing, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into a document we file under the Securities Act or the Exchange Act.

OTHER MATTERS

Management knows of no other business that will be presented at the Annual Meeting other than that which is set forth in this Proxy Statement.  However, if any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on such matter.

ADDITIONAL INFORMATION

Where to Get Additional Information

As a reporting company, we are subject to the informational requirements of the Exchange Act and accordingly file our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC.  The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549.  Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room.  As an electronic filer, our public filings are maintained on the SEC’s Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.  The address of that website is http://www.sec.gov.  In addition, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act may be accessed free of charge through our website as soon as reasonably practicable after we have electronically filed such material with, or furnished it to, the SEC.  The address of that website is http://www.echostar.com.

Cost of Proxy Solicitation

We will bear the cost of the solicitation of proxies on behalf of the Board.  In addition to the use of the mail, proxies may be solicited by us personally, by telephone or by similar means.  None of our directors, officers or employees will be specifically compensated for those activities.  We do not expect to pay any compensation for the solicitation of proxies.  However, we will reimburse brokerage firms, custodians, nominees, fiduciaries and other persons holding our shares in their names, or in the names of nominees, at approved rates for their reasonable expenses in forwarding proxy materials to beneficial owners of securities held of record by them and obtaining their proxies.

Shareholder Communications

General.  We provide an informal process for shareholders to send communications to our Board and its members.  Shareholders who wish to contact the Board or any of its members may do so by writing to EchoStar Corporation, Attn: Board of Directors, 100 Inverness Terrace East, Englewood, Colorado 80112.  At the direction of the Board of Directors, all mail received will be opened and screened for security purposes.  Correspondence directed to an individual Board member is referred to that member.  Correspondence not directed to a particular Board member is referred to Mr. Dean A. Manson, our Executive Vice President, General Counsel and Secretary.

Submission of Shareholder Proposals and Director Nominations for 2016 Annual Meeting.  Based on the date of the 2015 Annual Meeting of Shareholders, shareholders who intend to submit a proposal or director nomination for consideration for inclusion in our proxy materials for presentation at our 2016 annual meeting of shareholders (the “2016 Annual Meeting”) must submit the proposal or director nomination to us no later than November 21, 2015.

In accordance with our bylaws, for a proposal or director nomination not included in our proxy materials to be brought before the 2016 Annual Meeting, a shareholder’s notice of the proposal or director nomination that the shareholder wishes to present must be delivered to Dean A. Manson, our Executive Vice President, General Counsel and Secretary, at EchoStar Corporation, 100 Inverness Terrace East, Englewood, Colorado 80112 not less than 90 nor more than 120 days prior to the first anniversary of the 2015 Annual Meeting of Shareholders.  Accordingly, based on the date of our 2015 Annual Meeting of Shareholders, any notice given pursuant to our bylaws and outside the process of Rule 14a-8 must be received no earlier than January 1, 2016 and no later than January 31, 2016.  We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or director nomination that does not comply with these and other applicable requirements.

By Order of the Board of Directors

DEAN A. MANSON

Executive Vice President, General Counsel and Secretary

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. M85180-P62026-Z65189 ! ! ! To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ECHOSTAR CORPORATION 100 INvERNESS TERRACE EAST ENglEwOOd, CO 80112 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELEcTRONIc DELIVERY Of fuTuRE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. EcHOSTAR cORPORATION 2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. 01) R. Stanton Dodge 02) Michael T. Dugan 03) Charles W. Ergen 04) Anthony M. Federico 05) Pradman P. Kaul 06) Tom A. Ortolf 07) C. Michael Schroeder 1. Election of Directors Nominees: The Board of Directors recommends you vote fOR the following: for Against Abstain ! ! ! for All Withhold All for All Except For address changes/comments, mark here. (see reverse for instructions) ! Materials Election - Check this box if you want to receive a complete set of future proxy materials by mail, at no extra cost. If you do not take action you may receive only a Notice to inform you of the Internet availability of proxy materials. ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

M85181-P62026-Z65189 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com. Address changes/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) EcHOSTAR cORPORATION PROXY SOLIcITED ON BEHALf Of THE BOARD Of DIREcTORS The undersigned hereby appoints Charles W. Ergen and Dean A. Manson, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated on the reverse, all Class A Shares, Class B Shares and Preferred Tracking Shares of EchoStar Corporation held of record by the undersigned on March 2, 2015, at the Annual Meeting of Shareholders to be held on April 30, 2015, or any adjournment or postponement thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED (1) FOR THE ELECTION OF EACH OF THE SEVEN DIRECTORS SET FORTH ON THE REVERSE SIDE AND (2) FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015. THIS PROXY CONFERS DISCRETIONARY AUTHORITY WITH RESPECT TO PROPOSALS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED. PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. THE TENDER OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING OR TO SUBMIT A LATER DATED REVOCATION OR AMENDMENT TO THIS PROXY ON ANY OF THE ISSUES SET FORTH ON THE REVERSE. continued and to be signed on reverse side